Exhobit 4.17 Execution Version
Loan Agreement relating to a US$3,975,230 loan facility
Dated 11 February 2010
BHOBO One Ltd.

BHOBO Two Ltd.

BHOBO Three Ltd.

RMJ OBO Shipping Ltd.

Sagamore Shipping Ltd.

OBO Holdings Ltd.

Boss Tankers Ltd.

Agawam Shipping Corp.

Aquidneck Shipping Corp.

Anawan Shipping Corp.

Isabelle Shipholdings Corp.
(as joint and several Borrowers)

B+H Ocean Carriers Ltd
(as Guarantor)

Bank of Scotland plc
(as Lender)

Contents

1	Definitions and interpretation	3
1.1	Definitions	3
1.2	Interpretation	16
2	Facility	18
3	Drawdown	18
3.1	Request for Advance	18
3.2	Availability	18
3.3	Drawdown Notice irrevocable	19
3.4	Disbursement of Advance by issuance of the Effective Date Notice	19
4	Interest	19
4.1	Payment of normal interest	19
4.2	Normal rate of interest	19
4.3	Payment of accrued interest	19
4.4	Notification of market disruption	19
4.5	Suspension of drawdown.	20
4.6	Negotiation of alternative rate of interest	20
4.7	Application of agreed alternative rate of interest	20
4.8	Alternative rate of interest in absence of agreement	20
4.9	Notice of prepayment	20
4.10	Prepayment	20
4.11	Application of prepayment	20
5	Interest Periods	20
5.1	Commencement of Interest Periods	20
5.2	Duration of normal Interest Periods	20
5.3	Duration of Interest Periods for repayment instalments	21
5.4	Non-availability of matching deposits for Interest Period selected	21
6	Default interest	21
6.1	Payment of default interest on overdue amounts	21
6.2	Default rate of interest	21
6.3	Calculation of default rate of interest	21
6.4	Notification of interest periods and default rates	22
6.5	Payment of accrued default interest	22
6.6	Compounding of default interest	22
6.7	Application to Master Agreements	22
7	Repayment and prepayment	22
7.1	Amount of repayment instalments	22
7.2	Mandatory repayment of Excess Cash	23
7.3	Final Repayment Date	23
7.4	Voluntary prepayment	23
7.5	Conditions for voluntary prepayment	23
7.6	Effect of notice of prepayment	24
7.7	Mandatory prepayment	24
7.8	Amounts payable on prepayment	24
7.9	Application of partial prepayment	24
7.10	No reborrowing	24
8	Conditions precedent	24
8.1	Documents, fees and no default	24
8.2	Waivers of conditions precedent	26
9	Representations and warranties	26
9.1	General	26
9.2	Status	26
9.3	Share capital and ownership	26
9.4	Corporate power	27
9.5	Consents in force	27
9.6	Legal validity; effective Security Interests	27
9.7	No third party Security Interests	27
9.8	No conflicts	27
9.9	No withholding taxes	28
9.10	No default	28
9.11	Information	28
9.12	No litigation	28
9.13	Compliance with certain undertakings	28
9.14	Taxes paid	28
9.15	ISM Code and ISPS Code compliance	28
9.16	No filing or stamp taxes	28
9.17	Own account	29
9.18	Pari passu ranking	29
9.19	No sovereign immunity	29
9.20	Barge	29
10	General undertakings	29
10.1	General	29
10.2	Title; negative pledge	29
10.3	No disposal of assets	30
10.4	No other liabilities or obligations to be incurred	30
10.5	Information provided to be accurate	30
10.6	Provision of financial statements and other information	30
10.7	Form of financial statements	30
10.8	Shareholder and creditor notices	31
10.9	Consents	31
10.10	Maintenance of Security Interests	31
10.11	Notification of litigation	31
10.12	No amendment to Master Agreements	31
10.13	Confirmation of no default	31
10.14	Notification of default	32
10.15	Provision of further information	32
10.16	Due diligence	32
10.17	Further Information	32
10.18	New equity undertaking	32
10.19	Information on Trade Debt	33
10.20	Restriction on prepayments of the Nordea Facility	33
10.21	Information relating to chartering and financing of the Barge	34
10.22	Payments into retention account	34
10.23	Cashflow Forecasts and Cashflow Reports	34
10.24	Guarantor's consent and confirmation	35
The Guarantor hereby:	35
11	Corporate undertakings	35
11.1	General	35
11.2	Maintenance of status	35
11.3	Negative undertakings	35
12	Insurance	36
12.1	General	36
12.2	Maintenance of obligatory insurances	36
12.3	Terms of obligatory insurances	37
12.4	Further protections for the Lender	37
12.5	Renewal of obligatory insurances	37
12.6	Copies of policies; letters of undertaking	38
12.7	Copies of certificates of entry	38
12.8	Deposit of original policies	39
12.9	Payment of premiums	39
12.10	Guarantees	39
12.11	Compliance with terms of insurances	39
12.12	Alteration to terms of insurances	39
12.13	Settlement of claims	39
12.14	Provision of copies of communications	40
12.15	Provision of information	40
12.16	Mortgagee's interest, additional perils	40
13	Ship covenants	40
13.1	General	40
13.2	Ship's name and registration	40
13.3	Repair and classification	41
13.4	Modification	41
13.5	Removal of parts	41
13.6	Surveys	41
13.7	Inspection	41
13.8	Prevention of and release from arrest	42
13.9	Compliance with laws etc.	42
13.10	Provision of information	42
13.11	Notification of certain events	43
13.12	Restrictions on chartering, appointment of managers etc.; undertaking to replace or extend charterparties	43
13.13	Notice of Mortgage	44
13.14	Sharing of Earnings	44
14	Financial covenants	44
14.1	Definitions	44
14.2	Financial covenants	44
15	Security cover	45
15.1	Minimum required security cover	45
15.2	Provision of additional security; prepayment	45
15.3	Value of additional vessel security	46
15.4	Valuations binding	46
15.5	Provision of information	46
15.6	Payment of valuation expenses	46
16	Payments and calculations	46
16.1	Currency and method of payments	46
16.2	Payment on non-Business Day	46
16.3	Basis for calculation of periodic payments	47
16.4	Lender accounts	47
16.5	Accounts prima facie evidence	47
16.6	Source of funds	47
17	Application of receipts	47
17.1	Normal order of application	47
17.2	Variation of order of application	48
17.3	Notice of variation of order of application	48
17.4	Appropriation rights overridden	48
18	Application of Earnings	48
18.1	Payment of Earnings	48
18.2	Location of accounts	48
18.3	Debits for expenses etc.	49
19	Events of Default	49
19.1	Events of Default	49
19.2	Actions following an Event of Default	51
19.3	Termination of Commitment	51
19.4	Acceleration of the Advances	52
19.5	Multiple notices; action without notice	52
19.6	Exclusion of Lender/Swap Bank liability	52
19.7	Interpretation	52
20	Fees and expenses	52
20.1	Arrangement fee	52
20.2	Costs of negotiation, preparation etc.	52
20.3	Costs of variations, amendments, enforcement etc.	52
20.4	Certification of amounts	53
21	Indemnities	53
21.1	Indemnities regarding borrowing and repayment of the Advance	53
21.2	Breakage costs	53
21.3	Miscellaneous indemnities	53
21.4	Currency indemnity	54
21.5	Application to Master Agreements	54
21.6	Certification of amounts	54
22	No set-off or Tax Deduction; value added tax	54
22.1	Definitions	54
22.2	No set-off and counterclaim	55
22.3	Tax gross-up	55
22.4	Tax indemnity	55
22.5	Tax Credit	56
22.6	Stamp taxes	56
22.7	Value added tax	56
23	Illegality, etc.	56
23.1	Illegality	56
23.2	Notification and effect of illegality	57
23.3	Mitigation	57
24	Increased costs	57
24.1	Definitions	57
24.2	Increased Costs	58
24.3	Optional prepayment	58
25	Set-off	59
25.1	Set-off of matured or contingent liabilities	59
25.2	Existing rights unaffected	59
25.3	No Security Interest	59
26	Transfers and changes in lending office	59
26.1	Transfer by Borrowers	59
26.2	Assignment by Lender	59
26.3	Rights of assignee	59
26.4	Sub-participation; subrogation assignment	60
26.5	Disclosure of information	60
26.6	Change of lending office	60
27	Variations and waivers	60
27.1	Variations, waivers etc. by Lender	60
27.2	Exclusion of other or implied variations	61
28	Notices	61
28.1	Method and delivery	61
28.2	Addresses	61
28.3	Receipt	62
28.4	Electronic communication	62
28.5	Service Documents	62
28.6	Valid notices	63
29	Joint and several liability	63
29.1	General	63
29.2	No impairment of Borrower's obligations	63
29.3	Principal debtors	63
29.4	Subordination	63
29.5	Borrower's required action	64
30	Relationship between the Lender and the Swap Bank	64
31	Supplemental	64
31.1	Rights cumulative, non-exclusive	64
31.2	Invalidity	64
31.3	Counterparts	64
31.4	Third party rights	65
31.5	Entire Agreement	65
32	Governing law	65
33	Jurisdiction	65
33.1	Jurisdiction of the English courts	65
33.2	Proceedings in other jurisdictions	65
33.3	Waiver of objections	65
34	Service of process	65
34.1	Address for service	65
34.2	Agreed method of service	65

Loan Agreement

Dated     11 February 2010

Between

(1)
BHOBO One Ltd., a Marshall Islands company of Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda;

(2)
BHOBO Two Ltd., a Marshall Islands company of Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda;

(3)
BHOBO Three Ltd., a Marshall Islands company of Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda;

(4)
RMJ OBO Shipping Ltd., a Marshall Islands company of Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda;

(5)
Sagamore Shipping Ltd., a Marshall Islands company of Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda;

(6)
OBO Holdings Ltd., a Marshall Islands company of Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960l and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda (OBO Holdings and together with BHOBO One Ltd., BHOBO Two Ltd., BHOBO Three Ltd., RMJ OBO Shipping Ltd. and Sagamore Shipping Ltd. are hereinafter referred to as the OBO Borrowers);

(7)
Boss Tankers Ltd., a Marshall Islands company whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM08, Bermuda (Boss Tankers)

(8)
Agawam Shipping Corp., being a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda (Agawam);

(9)
Aquidneck Shipping Corp., being a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda (Aquidneck);

(10)
Anawan Shipping Corp., being a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda (Anawam and together with Boss Tankers, Agawam, Aquidneck are hereinafter referred to as the Original Borrowers);

(11)
Isabelle Shipholding Corp., being a corporation incorporated in Liberia whose registered offices are at 80 Broad Street, Monrovia, Republic of Liberia (Isabelle and together with Boss Tankers, Agawam, Aquidneck and Anawam are hereinafter referred to as the Existing Borrowers);

the OBO Borrowers and the Existing Borrower as joint and several Borrowers (as that term is defined below); and

(12)	B+H Ocean Carriers Ltd., a Liberian company of 3rd Floor, Par La Ville, 14 Par La Ville Road, Hamilton HMOP, Bermuda (the Guarantor);

(13)	Bank of Scotland plc as the Lender (as that term is defined below).

Background

A
By a Loan Agreement dated 30 August 2007 (the Original Loan Agreement), the Lender made available to the Original Borrowers a loan facility of up to $25,500,000 (the Original Loan) to finance the ships named "Agawam", "Anawan" and "Aquidneck" (the Original Ships).

B
By a Loan Agreement dated 7 December 2007 (the December Loan Agreement), the Lender made available to the Existing Borrowers a loan facility of up to $34,000,000 in respect of (a) the refinancing of the Original Loan, (b) the financing of the product tanker type vessel named "Pequod" (together with the Original Ships, the Existing Ships) and (c) the provision of finance for each of the Existing Ships to be converted from a single hull status to a fully IMO compliant double hull status (the Existing Loan).

C
By a consent letter dated 20 August 2009 from the Lender addressed to, and acknowledged by, the Guarantor and the Existing Borrowers (the First Consent Letter), the Lender gave certain consents for the benefit of the Existing Borrowers, and the Guarantor and the Existing Borrowers gave certain undertakings to the Lender and in particular agreed that any failure by them to comply with any of their respective obligations under the letter would (among other things) entitle the Lender to increase the rate of interest applicable to all Advances (as defined in the Existing Loan Agreement) to a rate of 10% per annum.

D
By a consent letter dated 16 November 2009 from the Lender addressed to, and acknowledged by, the Guarantor and the Existing Borrowers (the Second Consent Letter), the Lender gave certain further consents for the benefit of the Existing Borrowers, and the Guarantor and the Existing Borrowers agreed that with effect from 19 November 2009 the rate of interest applicable to the Advances (as defined in the Existing Loan Agreement) would be increased to a rate of 10% per annum and the Existing Loan would be repayable on demand.  The December Loan Agreement, the First Consent Letter and the Second Consent Letter are together referred to as the Existing Loan Agreement.

E
The Existing Borrowers have requested and the Lender has agreed, subject to the terms of this Agreement, to make certain amendments to the Existing Loan Agreement, inter alia, to (i) introduce BHOBO One Ltd., BHOBO Two Ltd., BHOBO Three Ltd., RMJ OBO Shipping Ltd., Sagamore Shipping Ltd. and OBO Holdings as joint and several borrowers (ii) reschedule the repayment of the balance of the Existing Loan, (iii) change the basis of calculation of interest applicable to the Advances (as defined in the Existing Loan Agreement) and (iv) provide additional security to secure the Secured Liabilities.

F	The Swap Bank has agreed to enter into a Deed of Amendment and Accession of the Existing Master Agreement pursuant to which the OBO Borrowers will accede to the Existing Master Agreement.

G
By a Guarantee dated 7 December 2007 (the Guarantee), the Guarantor guaranteed the liabilities of the Existing Borrowers to the Lender and the Swap Bank under the Finance Documents (as defined in the Existing Loan Agreement).

H
The Guarantor enters into this Agreement to confirm that the Existing Loan Agreement will be replaced and superseded by this Agreement and confirms that the Guarantee shall extend to guarantee the Secured Liabilities as defined in this Agreement and shall remain in full force and effect as amended and extended by the terms of this Agreement.

It is agreed

1	Definitions and interpretation

1.1	Definitions

 Subject to Clause 1.2, in this Agreement the following definitions apply.

 Account Charge means in respect of each Ship a deed creating second priority security in respect of the relevant Earnings Account executed by the relevant Ship Owning Borrower in favour of the Lender in form satisfactory to the Lender.

Advance means an amount which shall not exceed the Commitment and the principal amount outstanding in respect thereof from time to time.

Agent means Nordea Bank Norge ASA in its capacity as agent on behalf of the lenders under the Nordea Facility.

 Approved Manager means, in relation to a Ship, B + H Management Limited whose  registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton, HM08, Bermuda or any other company which the Lender may approve from time to time as the technical and commercial manager of the Ships.

 Approved Panel Broker means any shipbroking firm nominated by the Borrowers and acceptable to the Lender from amongst R.S Platou Shipbrokers A.S., Fearnleys AS, Clarksons, Arrow Chartering UK Ltd., Bassoe Shipbrokers AS, Braemar Seascope Valuations Ltd., London, Lorentzen & Stemoco AS, Oslo, Compass Maritime Services LLC, NY (or any other independent sale and purchase shipbroker of repute as may be nominated by the Borrowers and acceptable to the Lender in its absolute discretion).

 Assignment Agreement means a second priority assignment agreement executed by the each Ship Owning Borrower assigning the Earnings, Insurances, certain bank account of the Ship Owning Borrowers with Nordea and the Charter Guarantees in respect of each Ship in favour of the Lender in form satisfactory to the Lender.

 Authorised Officer has the meaning given to it in paragraph 3 of Part A of Schedule 2.

 Availability Period means the period commencing on the date of this Agreement and ending on:

(i)	5 February 2010 (or such later date as the Lender may agree with the Borrowers); or

(ii)	if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated.

Barge means MV “Safecom 1”, being an accommodation barge to be delivered to Straits Offshore Ltd. of Palm Grove House, Tortola, BVI and to be registered in a ship registry acceptable to the Lender.

 Borrowers means each of:

(a)	the Ship Owning Borrowers;

(b)	OBO Holdings; and

(c)	the Existing Borrowers.

Boss Tankers Account means an account in the name of Boss Tankers Ltd. with the Lender with account no. 39452104 or any other account which is designated by the Lender as the Boss Tankers Account for the purposes of this Agreement.

Boss Tankers Account Charge means the deed creating first priority security in respect of the Boss Tankers Account executed by Boss Tankers Ltd. in favour of the Lender in form satisfactory to the Lender.

 Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Edinburgh, London and, in respect of a day on which a payment is required to be made under a Finance Document, in New York City.

 Cash has the meaning given to it in Clause 15.

 Cash Equivalents has the meaning given to it in Clause 15.

 Charterers means:

(a)	in respect of each of MV “Rip Hudner”, MV “Bonnie Smithwick”, MV “Searose G” and “Roger M. Jones”, TTMI Sarl. of Geneva, Switzerland;

(b)           in respect of MT “Sagamore”, ENOC Supply & Trading LLC of Dubai; and

(c)           any other charterer of any of the Ships as approved by the Lender from time to time.

Charter Guarantee means the guarantees granted by the relevant Charter Guarantor in favour of the relevant Ship Owning Borrower as security for due performance of all the relevant Charterers obligations under the relevant Charterparty.

Charter Guarantor means:

(a)	in respect of (i) MV “Rip Hudner”, (ii) MV “Bonnie Smithwick” and (iii) MV “Searose G”, Sempra Energy of 101 Ash Street, San Diego, U.S.A.;

(b)	in respect of MV “Roger M. Jones”; The Royal Bank of Scotland plc;

(c)
in respect of MT  “Sagamore”, ENOC Supply & Trading LLC of Dubai, however only to the extent that the ENOC Supply & Trading LLC has nominated another company as charterers under the Charterparty for MT  “Sagamore”; and

(d)	any other charter guarantor for any of the Vessels, as approved by the Agent (on behalf of the Lenders) from time to time.

 Charterparty means:

(a)
in respect of each of MV “Rip Hudner” and MV “Bonnie Smithwick”, the time charterparties dated 4 February 2005, respectively, made between BHOBO Two and BHOBO One (as owners), respectively, and TTMI Sarl. (as charterers), for a period of six (6) years at a net daily charter rate of not less than USD 26,600 during year 1, USD 24,600 during year 2, USD 23,600 during year 3, USD 22,600 during year 4, a USD 20,600 during year 5 and USD 24,400 during year 6;

(b)
in respect of MV “Searose G”, the time charterparty dated 4 February 2005 made between BHOBO Three (as owner) and TTMI Sarl. (as charterers), for a charter period of six (6) years at a net daily charter rate of not less than USD 26,000 during year 1, USD 24,000 during year 2, USD 23,000 during year 3, USD 22,000 during year 4, USD 20,000 during year 5 and USD 24,400 during year 6 and with a 35.00% profit share in years 2 – 5;

(c)
in respect of MV “Roger M. Jones”, the time charterparty dated 28 May 2008 made between RMJ OBO Shipping Ltd. (as owner) and TTMI Sarl (as charterers), for a period of three (3) years commencing on 13 October 2009, at a daily charter rate of not less than USD 31,140;

(d)
in respect of MV “Sagamore”, the time charterparty made or to be made between Sagamore Shipping Ltd. (as owner) and ENOC Supply & Trading LLC (as charterers), for a charter period of three (3) years commencing at the relevant Drawdown Date, at a daily charter rate of not less than USD 21,500 (less 3.75% commission);

(e)	any other time charterparty between the relevant Borrower and a Charterer,

 in any event, in form and substance as approved by the Lender.

 Charterparty Assignment means a second priority charterparty assignment executed by the each Ship Owning Borrower assigning the Charterparty in respect of each Ship in favour of the Lender in form satisfactory to the Lender.

 Commitment means $3,975,230 as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

 Compliance Certificate means a notice in the form of Schedule 5.

 Confirmation and Early Termination Date, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement.

 Contractual Currency has the meaning given in Clause 21.4.

 Deeds of Covenant means, in relation to each Ship, a second priority deed of covenant collateral to the Mortgage on that Ship executed by the relevant Ship Owning Borrower in favour of the Lender in form satisfactory to the Lender.

Designated Transaction means a transaction which fulfils the following requirements1:

(a)	it was entered into by (i) the Borrowers pursuant to the Existing Master Agreement with the Swap Bank or (ii) the OBO Borrowers pursuant to the Nordea Facility;;

(b)
its purpose was the hedging of (i) the Existing Borrowers' exposure under the Existing Loan Agreement or (ii) the OBO Borrowers' exposure under the Nordea Facility, to fluctuations in LIBOR arising from the funding of the advances thereunder (or any part thereof) for a period expiring no later than the final repayment date relating to the last advance thereunder to be repaid; and

(c)
in respect of the Designated Transactions under the Existing Loan Agreement only, it was designated by (i) the Existing Borrowers, by delivery by the Existing Borrowers to the Swap Bank and the Lender of a notice of designation, as a Designated Transaction for the purposes of the 'Finance Documents' (as defined in the Existing Loan Agreement), in the form set out in Schedule 4 to the Existing Loan Agreement

It  is acknowledged that the Designated Transaction entered into under the Existing Master Agreement is the transaction effective as of 7 September 2007 with transaction no. 1235290TS/1235291TS.

 Dollars and $ means the lawful currency for the time being of the United States of America.

 Drawdown Date means the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made.

 Drawdown Notice means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires).

 Earnings means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Ship Owning Borrower owning the Ship and which arise out of the use or operation of the Ship, including (but not limited to):

(a)
all freight, hire and passage moneys, compensation payable to the Ship Owning Borrower owning the Ship in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.

 Earnings Accounts means in relation to each Ship, an account in the name of the Ship Owning Borrower owning that Ship and held with Nordea Bank Finland plc, London branch and designated as follows:

(i)	account no. 52862102 in the name of BHOBO One Ltd.

(ii)	account no. 52863102 in the name of BHOBO Two Ltd.

(iii)	account no. 52864102 in the name of BHOBO Three Ltd.

(iv)	account no. 53182102 in the name of RMJ OBO Shipping Ltd.

(v)	account no. 53272102 in the name of Sagamore Shipping Ltd.

or any other account which is designated by the Lender as the Earnings Account in relation to the Ship for the purposes of this Agreement.

 Effective Date means the date on which the Lender issues the Effective Date Notice.

 Effective Date Notice means a notice in the form set out in Schedule 4.

 Environmental Claim means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

 and claim means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

 Environmental Incident means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Ship Owning Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Ship Owning Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

 Environmental Law means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

 Environmentally Sensitive Material means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

 Event of Default means any of the events or circumstances described in Clause 19.1.

 Excess Cash means (measured quarterly) any amount of Cash and Cash Equivalents in excess of the aggregate amount of (i) $10,000,000 and (ii) provisions for dry-docking for the following twelve (12) months for the Ships (as agreed for the purposes of the Nordea Facility).

 Existing Borrowers means Agawam Shipping Corp., Aquidneck Shipping Corp., Anawan Shipping Corp., Isabelle Shipholdings Corp. and Boss Tankers Ltd.

 Existing Loan Agreement means the loan facility agreement dated 7 December 2007 between the Existing Borrowers and the Lender (as lender and swap bank) providing for a $34 million loan facility relating to four MR product tankers as supplemented by a consent letter dated 20 August 2009 from the Lender and agreed to and acknowledged by the Guarantor and the Existing Borrowers, pursuant to which the Lender, the Guarantor and the Existing Borrowers agreed that any failure of the Guarantor or the Existing Borrowers to comply with any of its obligations under the letter would entitle the Lender to increase the rate of interest applicable to all Advances (as defined in the Existing Loan Agreement) to a rate of 10% per annum (the Consent Letter) and as further supplemented by a letter dated 16 November 2009 from the Lender and acknowledged and agreed to by the Guarantor and the Existing Borrowers, pursuant to which the Lender exercised its right to charge interest on the Advances (as defined in the Existing Loan Agreement) to a rate of 10% per annum and declared the Existing Loan shall be payable on demand.

 Existing Master Agreement means the master agreement dated 31 August 2007 (as acceded to by Isabelle Shipholdings Corp. on 7 December 2007) between the Swap Bank and the Existing Borrowers.

 Existing Swap Transactions means the Existing Master Agreement, each transaction entered into pursuant thereto and the indemnity between the Borrowers and the Lender dated 31 August 2007 relating thereto.

 Finance Documents means:

(a)	this Agreement;

(b)	the Guarantee;

(c)	the Second Deed of Accession;

(d)	the Mortgages;

(e)	the Deeds of Covenant;

(f)	the Assignment Agreements and any notices and acknowledgements to be delivered thereunder;

(g)	the Charterparty Assignments and any notices and acknowledgements to be delivered thereunder;

(h)	the Account Charges;

(i)	the Share Pledge 1 and any documents to be delivered thereunder;

(j)	the Share Pledge 2 and any documents to be delivered thereunder;

(k)	the Nordan Share Pledge and any documents to be delivered thereunder;

(l)	the Retention Account Charge Agreement and any notices and acknowledgements to be delivered thereunder;

(m)	the Boss Tankers Account Charge;

(n)	the Safecom Assignment Agreement;

(o)	the Nordan Co-ordination Agreement;

(p)	the Nordea Co-ordination Agreement;

(q)	the Safecom Co-ordination Agreement; and ;

(r)	the Master Agreement and each transaction entered into under or pursuant thereto;

(s)
any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or any other person as security for, or to establish any form of subordination or priorities arrangements in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition.

 Finance Parties means the Lender and the Swap Bank.

 Financial Indebtedness means, in relation to a person (the debtor), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person.

Group means the Guarantor and its subsidiaries.

 Guarantee means the  guarantee dated 7 December 2007 executed by the Guarantor in favour of the Lender.

 Guarantor means B+H Ocean Carriers Ltd., a Liberian company of 3rd Floor, Par La Ville, 14 Par La Ville Road, Hamilton HMOP, Bermuda.

 Insurances means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

 Interest Period means a period determined in accordance with Clause 5.

ISM Code means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms safety management system, Safety Management Certificate and Document of Compliance have the same meanings as are given to them in the ISM Code).

ISPS Code means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974 and has taken effect on 1 July 2004.

 Lender means Bank of Scotland plc (company no. SC327000) whose registered office is at The Mound, Edinburgh EH1 1YZ and acting for the purposes of this Agreement through its offices at New Uberior House, 11 Earl Grey Street, Edinburgh EH3 9BN, or its successor or assign.

LIBOR means, for an Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest period which appears on Moneyline Telerate Page 3750 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, "Moneyline Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on Telerate Page 3750, the rate per annum at which deposits in Dollars are offered to the Lender by leading banks in the London interbank market at the Lender's request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it.

 Major Casualty means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency.

 Mandatory Cost means the rate determined in accordance with Schedule 3.

 Margin means six point five per cent. (6.5%) per annum.

Market Value means the fair market value of each of the Ships in US Dollars, being the average of valuations of the respective Ship obtained from two (2) Approved Panel Brokers, with or without physical inspection of the Ships (as the Lender may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is, where is” basis, free of any existing charter or other contract of employment and/or pool arrangement.

Master Agreement means the Existing Master Agreement as amended and acceded to pursuant to the Second Deed of Accession and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement.

 Mortgages means, in relation to each Ship, a second priority Bahamian ship mortgage on that Ship executed by the relevant Ship Owning Borrower in favour of the Lender in form satisfactory to the Lender.

 Negotiation Period has the meaning given in Clause 4.6.

 Nordan means Nordan OBO 2 Inc., a Liberian corporation.

Nordan Co-ordination Agreement means the co-ordination agreement to be entered into between the Lender, the Agent, Nordea Bank Norge ASA (as lender under a certain USD 8,000,000 term loan facility agreement dated 5 September 2006 (as amended) between Nordea Bank Norge ASA and Seapowet Trading Ltd.) and Seapowet Trading Ltd., in respect of the Nordan Share Pledge, in form and substance satisfactory to the Lender.

Nordan Senior Security Documents means (i) the first priority share pledge dated 6 September 2006 executed by STL in favour of the Nordea Bank Norge ASA (as lender under a certain USD 8,000,000 term loan facility agreement dated 5 September 2006 (as amended) between Nordea Bank Norge ASA and Seapowet Trading Ltd.)  and (ii) the second priority share pledge dated 14 December 2009 executed by STL in favour of the Agent, each in relation to 50% of the shares in Nordan.

Nordan Share Pledge means a share pledge agreement for a third priority pledge over 50% of the shares in Nordan OBO 2 Inc. (Liberia) to be executed by STL in favour of the Lender, in form and substance satisfactory to the Lender and subject to the approval of such share pledge by the first priority and second priority pledgees over such shares.

 Nordea Co-ordination Agreement means the Co-ordination Agreement dated on or about the date hereof between the Lender, the Borrowers and the Agent.

 Nordea Facility means the USD 202,000,000 Reducing Revolving Credit Facility Agreement dated 29 August 2006 (as amended by addendum no. 1 dated 10 October 2008, addendum no. 2 and waiver agreement dated 17 July 2009 and addendum no. 3 dated on or about the date of this Agreement) between OBO Holdings Ltd and the Ship Owning Borrowers as borrowers, certain banks and financial institution as lenders, Nordea Bank Finland plc as swap bank, Nordea Bank Norge ASA as bookrunner, agent, arranger and underwriter and DVB Bank America NV, the Lender and HSB Nordbank as co-arrangers.

 Payment Currency has the meaning given in Clause 21.4.

 Permitted Security Interests means:

(a)	Security Interests created by the Finance Documents;

(b)	Security Interests created by the Senior Security Documents;

(c)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(f)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Ship Owning Borrower in good faith by appropriate steps);

(g)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith;

(h)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(i)	Security Interests in connection with financing of the Barge.

 Pertinent Document means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c).

 Pertinent Jurisdiction, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above.

 Pertinent Matter means:

(a)	any transaction or matter contemplated by, arising out of, or connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

 and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.

 Potential Event of Default means an event or circumstance which, with the giving of any notice, the lapse of time, a determination by the Lender and/or the satisfaction of any other condition, would constitute an Event of Default.

 Quotation Date means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period.

 Refinanced Amount has the meaning given to it in Clause 3.4.

Repayment Date means each 31 March, 30 June, 30 September and 31 December in each year up to and including 2011.

Retention Account means account no. 6015.04.42640 with the Agent in the name of OBO Holdings Ltd.

Retention Account Charge Agreement means the account charge collateral to this Agreement for the second priority charge over the Retention Account to be executed by OBO Holdings Ltd. in favour of the Lender as security for the Secured Liabilities, in form and substance satisfactory to the Lender.

Retention Account Senior Security Document means the account charge dated 14 December 2009 executed by OBO Holdings Ltd. in favour of the Agent creating a first priority charge over the Retention Account.

 Requisition Compensation includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of Total Loss.

Safecom Assignment Agreement means the assignment agreement to be executed by Straits Offshore Ltd. in favour of the Lender collateral to this Agreement for the third priority assignment of (i) any monies to be paid to Straits Offshore Ltd. for the operation and chartering of the Barge and (ii) any sales proceeds to be received by Straits Offshore Ltd. upon the sale or transfer of the Barge, in form and substance satisfactory to the Lender and always subject to the approval by the first priority and second priority assignees over such assets.

Safecom Co-ordination Agreement means the co-ordination agreement to be entered into between the Agent, the Lender and Straits Offshore Ltd., in respect of i.e. the Safecom Assignment Agreement, in form and substance satisfactory to the Lender.

Safecom Senior Security Documents means a first priority assignment agreement to be entered into between Straits Offshore Ltd. in favour of a third party lender and the second priority assignment agreement dated 14 December 2009 executed by Straits Offshore Ltd. in favour of the Agent for the second priority assignment of (i) any monies to be paid to Straits Offshore Ltd. for the operation and chartering of the Barge and (ii) any sales proceeds to be received by Straits Offshore Ltd. upon the sale or transfer of the Barge.

 Second Deed of Accession means the second deed of accession and amendment to be entered into between the Borrowers and the Swap Bank pursuant to which (a) the OBO Borrowers shall accede to the Existing Master Agreement and (b) the Borrowers shall make certain amendments to the Existing Master Agreement.

 Secured Liabilities means all:

(a)
liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document;

(b)	the liabilities of the Owner, the Borrower and the other Obligors to the Mortgagee under or pursuant to the Finance Documents;

(c)	indebtedness of the Borrowers and each of them to the Mortgagee on any current or other account, including interest and bank charges;

(d)	other liabilities of the Borrowers and each of them to the Mortgagee; and

(e)	costs and expenses (including legal fees) incurred by the Lender in connection with that indebtedness, those liabilities and any of the Finance Documents, on a full indemnity basis,

 together with interest at the Default Rate on those amounts from the date on which the liability was incurred to the date of actual payment (both before and after judgment); and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

 Security Interest means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

Security Party means the Guarantor and any person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a documents falling with the last paragraph of the definition of Finance Documents.

Security Period means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:

(a)            the Secured Liabilities have been discharged in full;

(b)	there is no amount is owing or has accrued (without yet having become due for payment) to the Lender; and

(c)	neither one of the Borrowers or any Security Party has any future or contingent liability to the Lender.

Senior Security Documents means the Senior Ship Security Documents, the Nordan Senior Security Documents, the Share Pledge 1 Senior Security Document, the Share Pledge 2 Senior Security Document, the Retention Account Senior Security Document and the Safecom Senior Security Document.

Senior Ship Security Documents has the meaning given to the term 'Senior Mortgage Documents' in the Nordea Co-ordination Agreement.

 Service Documents means all claim forms, application notices, judgments, orders or other notices of legal process relating to this Agreement.

Share Pledge 1 means the share pledge agreement for the second priority pledge of all of the shares (and any dividends and distributions in respect of such shares) in OBO Holdings Ltd. to be executed by the Guarantor in favour of the Lender, in form and substance acceptable to the Lender and always subject to the approval by the first priority pledgee over such shares.

Share Pledge 1 Senior Security Document means the share pledge agreement dated 14 December 2009 executed by the Guarantor in favour of the Agent for the first priority pledge of all of the shares (and any dividends and distributions in respect of such shares) in OBO Holdings Ltd.

Share Pledge 2 means the share pledge agreement for the second priority pledge of all of the shares (and any dividends and distributions in respect of such shares) in the Ship Owning Borrowers to be executed by OBO Holdings Ltd. in favour of the Lender, in form and substance acceptable to the Lender and always subject to the approval by the first priority pledgee over such shares.

Share Pledge 2 Senior Security Document means the share pledge agreement dated 14 December 2009 executed by OBO Holdings in favour of the Agent for the first priority pledge of all of the shares (and any dividends and distributions in respect of such shares) in the Ship Owning Borrowers.

 Shareholder means, in relation to the Ship Owning Borrowers, OBO Holdings.

 Ship means each of:

(a)	m/v "Bonnie Smithwick" an 83,000 dwt OBO tanker built in 1993 with IMO number 9050084 registered in the name of BHOBO One Ltd. under the Bahamas flag;

(b)	m/v "Rip Hudner" an 83,000 dwt OBO tanker built in 1994 with IMO number 9077111 registered in the name of BHOBO Two Ltd. under the Bahamas flag;

(c)	m/v "Searose G" an 83,000 dwt OBO tanker built in 1994 with IMO number 9050096 registered in the name of BHOBO Three Ltd. under the Bahamas flag;

(d)	m/v "Roger M. Jones" a 75,000 dwt OBO tanker built in 1992 with IMO number 9009396 registered in the name of RMJ OBO Shipping Ltd. under the Bahamas flag; and

(e)	m/v "Sagamore" a 68,000 dwt tanker built in 1991 with IMO number 9002192 registered in the name of Sagamore Shipping Ltd. under the Bahamas flag.

Ship Management Agreement means, in respect of each Ship, the BIMCO "SHIPMAN 98" Standard Ship Management Agreement dated 1 July 2009 between the Approved Manager and the relevant Ship Owning Borrower.

Ship Owning Borrowers means each of the Borrowers owning a Ship, being:

(f)
BHOBO One Ltd., a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda;

(g)
BHOBO Two Ltd., a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda;

(h)
BHOBO Three Ltd., a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda;

(i)
RMJ OBO Shipping Ltd., a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda; and

(j)
Sagamore Shipping Ltd., a corporation incorporated in the Marshall Islands whose registered offices are at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960 and whose principal office is at Par la Ville Place, 14 Par la Ville Road, Hamilton HM 08, Bermuda.

 STL means Seapowet Trading Limited.

 Swap Bank means Bank of Scotland plc.

Swap Exposure means, as at any relevant date and in relation to the Swap Bank, the amount certified by the Swap Bank to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Bank with the Borrowers if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank.

 Total Loss means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Ship Owning Borrower owning the Ship;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 14 days redelivered to the full control of the Ship Owning Borrower owning the Ship.

 Total Loss Date means, in relation to a Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)
the date of any compromise, arrangement or agreement made by or on behalf of the Ship Owning Borrower owning the Ship with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

Transaction has the meaning given in each Master Agreement.

1.2	Interpretation

In this Agreement, unless otherwise specified:

(a)	words denoting the singular number shall include the plural and vice versa;

(b)
references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(c)
the expression this Clause shall, unless followed by reference to a specific provision, be deemed to refer to the whole clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

(d)	references to, or to a provision of, a Finance Document or any other document are references to it as amended, varied, novated or supplemented, whether before the date of this Agreement or otherwise;

(e)	references to, or to a provision of, any law include any amendment, extension, re-enactment, consolidation or replacement, whether made before the date of this Agreement or otherwise;

(f)	the list of contents and headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(g)
the words include, including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(h)	the words other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

(i)	approved means, for the purposes of Clause 12, approved in writing by the Lender;

(j)	asset includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

(k)	company or corporation includes any company, corporation, body corporate, partnership, joint venture and unincorporated association whereever and howsoever incorporated or established;

(l)	consent includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

(m)	contingent liability means a liability which is not certain to arise and/or the amount of which remains unascertained;

(n)
debt or indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(o)	document includes a deed; also a letter, fax or telex;

(p)
excess risks means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

(q)	expense means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

(r)
law includes any legislation, any common or customary law, constitution, decree, judgment, order, ordinance, or any treaty or international convention, any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council or other legislative measure in any jurisdiction;

(s)	legal or administrative action means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

(t)	legislation includes any statute, by-law, regulation, rule, subordinate or delegated legislation or order;

(u)
references to liabilities include any obligation whether incurred as principal or surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(v)
a period of one or more months ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (the numerically corresponding day), but:

(i)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(ii)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and month and monthly shall be construed accordingly;

(w)
obligatory insurances means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

(x)	parent company has the meaning given to it in paragraph (cc);

(y)
person includes any company or corporation; any state, political sub-division of a state and local or municipal authority; and any international organisation; and person includes that person's successors in title and assigns or transferees;

(z)	policy, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

(aa)
protection and indemnity risks means the usual risks covered by a protection and indemnity association within the International Group of such associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or clause 6 of the Institute Hull Clauses (1/11/02) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(bb)
regulation includes any regulation, rule, official directive, request or guideline whether or not having the force of law but if not having the force of law, compliance with which is reasonable in the ordinary course of business of the party concerned, of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(cc)	a company (S) is a subsidiary of another company (P) if:

(i)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(ii)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(iii)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(iv)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S;

(dd)
tax includes any present or future tax, duty, impost, levy, deduction, withholding or charge of any kind, or any amount on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any connected penalties, additions, fines, surcharges or interest; and taxation shall be construed accordingly; and

(ee)
war risks includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or clause 24 of the Institute Time Clauses (Hulls)(1/11/1995) or clause 29 of the Institute Hull Clauses (1/11/02).

2	Facility

2.1
Subject to the other provisions of this Agreement, with effect from the issuance by the Lender of the Effective Date Notice, the terms of and conditions applicable to the loan facility under the Existing Loan Agreement shall be replaced and superseded by the terms and the conditions set out in this Agreement and the amount of the outstanding advances under the Existing Loan Agreement shall be treated as having been advanced under, and as being subject to the terms of, this Agreement.

2.2	The provisions of this Clause 2 shall not take effect unless and until the Lender issues the Effective Date Notice.

3	Drawdown

3.1	Request for Advance

Subject to the following conditions, the Borrowers may request that the Lender issues an Effective Date Notice by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

3.2	Availability

The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of the Advance shall not exceed the amount referred to in Clause 2;

(c)	the amount of the Advance shall not exceed the Commitment;

(d)
the amount of the Advance shall be used to repay the full amount of all outstanding advances under the Existing Loan Agreement together with accrued interest and breakage costs as at the Effective Date (the Refinanced Amount); and

(e)	the Lender shall have issued the Effective Date Notice.

3.3	Drawdown Notice irrevocable

The Drawdown Notice must be signed by an Authorised Officer of a Borrower and, once served, the Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Advance by issuance of the Effective Date Notice

Subject to the provisions of this Agreement, on the Drawdown Date the Lender shall issue the Effective Date Notice which shall constitute the making of the Advance for the purpose of this Agreement and whereupon:

(a)
the Lender shall be deemed to have made the Advance to the Borrowers in an amount equal to the Refinanced Amount and all the Borrowers shall at that time become indebted, as principal and direct obligors, to the Lender in that amount; and

(b)
the Borrowers shall become obliged, as principal and direct obligors, to pay and discharge all amounts from time to time (whether before, on or after the Effective Date) falling due and payable under the Existing Loan Agreement other than the Refinanced Amount.

4	Interest

4.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Advance in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Advance in respect of an Interest Period shall be the aggregate of:

(a)	the Margin;

(b)	LIBOR; and

(c)	the Mandatory Cost;

for that Interest Period.

4.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption

The Lender shall promptly notify the Borrowers if no rate is quoted on Moneyline Telerate Page 3750 or if no rate is quoted on the ISDA Page or if for any reason the Lender is unable to obtain Dollars in the London interbank market in order to fund an Advance during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown.

If the Lender's notice under Clause 4.4 is served before the Advance is made, the Lender's obligation to make the Advance shall be suspended while the circumstances referred to in the Lender's notice continue.

4.6	Negotiation of alternative rate of interest

If the Lender's notice under Clause 4.4 is served after the Advance is made, the Borrowers and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the Negotiation Period), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Advance during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the relevant Advance plus the Margin and (if applicable) the Mandatory Cost; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Lender under Clause 4.8, the Borrowers may give the Lender not less than 15 Business Days' notice of their intention to prepay at the end of the interest period set by the Lender.

4.10	Prepayment

A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Advance, together with accrued interest at the rate set by the Lender under Clause 4.8 plus the Margin and (if applicable) the Mandatory Cost.

4.11	Application of prepayment

The provisions of Clause 7 shall apply in relation to the prepayment.

5	Interest Periods

5.1	Commencement of Interest Periods

The first Interest Period applicable to the Advance shall commence on the relevant Drawdown Date and each subsequent Interest Period applicable to the Advance shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods

Subject to Clauses 5.3, 5.4 and 5.5, each Interest Period shall be:

(a)
3 or 6 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period (although the Borrowers acknowledge that a 1 month Interest Period shall only be available a maximum of 3 times in any calendar year); or

(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments

In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 3 months, the Lender notifies the Borrowers by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London interbank market when the Interest Period commences, the Interest Period shall be of 3 months.

6	Default interest

6.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause on any amount payable by the Borrowers under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

6.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest

The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the Margin plus the Mandatory Cost plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)
if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London interbank market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates

The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender's notification.

6.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest

Any interest due under this Clause which is not paid at the end of the period by reference to which it was determined shall be compounded.

6.7	Application to Master Agreements

For the avoidance of doubt, this Clause does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

7	Repayment and prepayment

7.1	Amount of repayment instalments

7.1.1	Subject to Clause 7.1.2, the Borrowers shall repay the Advance in consecutive quarterly instalments of $100,000, the first repayment to be made on 31 March 2010.

7.1.2
If on any Repayment Date the condition set out in Clause 7.1.3 is not satisfied, the repayment which would otherwise be due on that date under Clause 7.1.1 shall be deferred until the first date thereafter on which that condition is satisfied. This does not prejudice the Borrowers’ obligation under Clause 7.3 to repay the full outstanding balance of the Advance on the final Repayment Date.

7.1.3	The condition referred to in Clause 7.1.2 is that either:

(i)
repayment of the deferred reductions as set out in paragraph (a) (i) and (a) (ii) of Clause 6.2 of the Nordea Facility (repayment of loan) shall have been made in full and the requirements of clause 20.2.3 of the Nordea Facility (minimum value) shall have been complied with; or

(ii)	the Nordea Facility shall have been fully repaid and discharged.

7.1.4
References in Clauses 7.1.3, 7.2.2, 10.20 and 19 to the provisions of the Nordea Facility are to those provisions as in effect on the Effective Date.  No subsequent amendment to the Nordea Faciility provisions shall alter the Borrower's obligations under this Agreement.

7.2	Mandatory repayment of Excess Cash

7.2.1	Any Excess Cash allocated to this Agreement shall, in the period commencing on the Effective Date under the Nordea Facility, be paid to the Lender to be applied in the order set out in Clause 17.1.

7.2.2
The Borrowers or the Guarantor (as the case may be) shall provide the Lender with a calculation of Cash and Cash Equivalents (as required when providing a Compliance Certificate under Clause 10.13) no later than five (5) Business Days prior to each Repayment Date.  Any Excess Cash shall thereafter on the relevant Repayment Date be applied as follows:

(a)
firstly in payment to the lenders under the Nordea Facility to reduce the deferred reductions as set out in paragraph a)(i) and (ii) of Clause 6.2 (Repayment of Loans) of the Nordea Facility until such deferred reductions have been reduced in full;

(b)	secondly, after such deferred reductions under the Nordea Facility have been reduced in full, in payment to the Lender provided that:

(i)
in any calendar quarter (ending 31/3, 30/6, 30/9 and 31/12 in any year) the Lender shall not be entitled to receive more than USD 100,000 pursuant to this Clause 7.2.2(b) (which amount shall form part of (and not be in addition to) the quarterly repayment instalments set out in Clause 7.1.1; and

(ii)
the Lender shall not be entitled to receive any amount under this Clause 7.2.2 at any time when the OBO Borrowers are not in compliance with the requirements of Clause 20.3.3 (Minimum value) of the Nordea Faciliy; and

(c)
thirdly, any remaining balance of any Excess Cash shall be distributed between the lenders under the Nordea Facility and the Lender on a pro rata basis calculated on basis of the outstanding amount under Nordea Facility and under this Agreement at the relevant time, however always observing the first priority status of the lenders under the Nordea Facility.

7.2.3
If at any date when Excess Cash is to be paid to the Lender in accordance with this Clause 7, the amount standing to the credit of the Earnings Accounts is less than the Excess Cash to be paid to the Lender, the Borrowers shall procure the Guarantor to make a payment to the Lender in an amount equal to (a) the repayment instalment then due and payable on the Repayment Date or (b) the pro rata share of the Excess Cash to be paid to the Lender at such time (as the case may be and without prejudice to the joint and several obligation of the other Borrowers to make such repayment).

7.3	Final Repayment Date

On 31 December 2011 the Borrowers shall repay the full outstanding balance of the Advance and shall also pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of an Advance on the last day of an Interest Period relating to such Advance.

7.5	Conditions for voluntary prepayment

The conditions referred to in Clause 7.4 are that:

(a)	the Lender has received from the Borrowers at least 5 Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(b)
the Borrowers have provided evidence satisfactory to the Lender that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with; and

(c)	if the prepayment is not made on the last day of an Interest Period, such fees as are specified in Clause 21.2.

7.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment

7.7.1
If a Ship becomes a Total Loss, the Borrowers shall be obliged to make a prepayment of the Advance equal to such proportion of the Advance then outstanding as is attributable to that Ship, and for these purposes 20% of the initial Advance is attributable to each of the five Ships. By way of example therefore, following a Total Loss and prepayment in respect of one Ship, the  prepayment required pursuant to this Clause 7.7. following a Total Loss of a second Ship shall be equal to 25% of the Advance. Such prepayment is subject to (i) the receipt by the Agent in full of the amount to be prepaid pursuant to Clause 7.1 (Mandatory prepayment – Total Loss and sale) of the Nordea Facility and (ii) the reduction in full of the deferred reductions as set out in paragraph a)(i) and (ii) of Clause 6.2 (Repayment of Loan) of the Nordea Facility. Any prepayment due to the Lender under this Clause 7.7.1 shall be made on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.7.2	If, following the a Total Loss of a Ship and after the prepayment referred to in Clause 7.7.1, the security coverage ratio in Clause 15 is not satisfied, the provisions of Clause 15 shall apply.

7.8	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 19.2, Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

7.9	Application of partial prepayment

Each partial prepayment of the Advance shall be applied in the order set out in Clause 17.1.

7.10	No reborrowing

No amount prepaid may be reborrowed.

8	Conditions precedent

8.1	Documents, fees and no default

The Lender's obligation to make the Advance is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement:

(i)	the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(ii)	each of the other conditions referred to in Part A of Schedule 2 have been satisfied;

(b)	that, on the Drawdown Date but prior to the Advance being disbursed, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the service of the Drawdown Notice, the Lender receives the arrangement fee referred to in Clause 20.1;

(d)	that, on or before the service of any Drawdown Notice, the Lender has received payment of the expenses referred to in Clause 20.2; and

(e)	that both at the date of the Drawdown Notice and on the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;

(ii)
the representations and warranties in Clause 9.1 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and

(f)
that, on the Drawdown Date, either (i) the Lender is satisfied that the Refinanced Amount does not exceed the Commitment or (ii) if the Lender has notified the Borrowers that the Refinanced Amount exceeds the Commitment, the Lender has received an amount equal to the excess from the Existing Borrowers in cleared funds;

(g)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional security or prepay the Advance under that Clause; and

(h)
that, on or before the service of any Drawdown Notice, the Lender has received evidence, which shall be in form satisfactory to the Lender, (1) that STL is a 100% subsidiary (direct or indirect) of the Guarantor, (2) STL owns a 50% equity interest in Nordan (3) that Nordan owns a 100% economic interest (via a bareboat charter with an option to purchase arrangement) in the vessel m.v. Seapowet, and Nordan's ownership interest is free of all liens and encumbrances, and (4) evidence of the terms and conditions governing the relationship of STL with the other shareholders of Nordan and (5) evidence of the terms of Nordan's option to purchase the vessel m.v. Seapowet;

(i)
that, on or before the service of any Drawdown Notice, the Lender has received evidence, which shall be in form satisfactory to the Lender, that the amount secured by existing security interests in relation to the shares of STL (excluding security interests in favour of the Agent) does not exceed $2.5 million plus interest and costs;

(j)
that, on or before the service of any Drawdown Notice, the Lender has received such other information, which shall be in form satisfactory to the Lender, relating to the vessel m.v. Seapowet (including information relating to the terms of the loans or other claims secured on that vessel) as the Lender may request; and

(k)
that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrowers prior to the Drawdown Date;

8.2	Waivers of conditions precedent

If the Lender, at its discretion, permits the Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9	Representations and warranties

9.1	General

Each Borrower (in respect of itself and each of the other Borrowers) represents and warrants to the Lender as follows.

9.2	Status

Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands (in the case of OBO Holdings, the Original Borrowers, Boss Tankers and the Ship Owning Borrowers) and Liberia (in the case of Isabelle)

9.3	Share capital and ownership

9.3.1
Each of the Ship Owning Borrowers and Boss Tankers has an authorised share capital of $500 divided into 500 registered shares of $1 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

9.3.2
Each of the Existing Borrowers has an authorised share capital of $500 divided into 500 registered shares of $1 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

9.3.3
The Shareholder has an authorised share capital of $1,000 divided into 1,000 registered shares of $1 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.

9.3.4
STL has the corporate capacity, and has taken all corporate action and obtained all consents necessary to be registered as the sole beneficial and legal owner of 50% of the issued share capital of Nordan.

9.3.5
Nordan has an authorised share capital of 1,000 divided into 1,000 registered shares of $1 each, all of which shares have been issued fully paid, and the legal title and beneficial ownership of 50% of those shares is held, free of any Security Interest or other claim (other than the Nordan Senior Security Documents), by STL.

9.3.6
STL is a 100% subsidiary, indirect of the Guarantor, (1) STL owns a 50% equity interest in Nordan (2) Nordan owns a 100% economic interest (via an option to purchase arrangement pursuant to the terms of a bareboat charter) in the vessel m.v. Seapowet and Nordan's option to purchase m.v. Seapowet is free of all liens and encumbrances other than as referred to in Clause 9.3.7 below;

9.3.7
The principal amount of the financing provided under the Seapowet bareboat charter on which Nordan's purchase option is based does not exceed $8,000,000 and the amount secured by the first pledge of the Nordan shares held by STL in favour Nordea Bank Norge ASA (as lender under a certain USD 8,000,000 term loan facility agreement dated 5 September 2006 (as amended) between Nordea Bank Norge ASA and Seapowet Trading Ltd.)  not exceed $2,500,000 plus interest and costs;

9.3.8	the total amount of outstanding advances and accrued interest under the Nordea Facility does not exceed $63,000,000.

9.4	Corporate power

9.4.1
Each of the Ship Owning Borrowers has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it to register the Ship owned by it in its name under Bahamas flag.

9.4.2	Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which that Borrower is a party; and

(b)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

9.5	Consents in force

All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors' rights generally.

9.7	No third party Security Interests

Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms.

9.8	No conflicts

The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of each Advance, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

9.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default

No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information

9.11.1
All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5.

9.11.2	All audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7.

9.11.3	There has been no material adverse change in the financial position or state of affairs of any Borrower or Security Party from that disclosed in the latest of those accounts.

9.12	No litigation

No legal or administrative action involving any Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on any Borrower's financial position or profitability.

9.13	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with the Nordea Facility and with Clauses 0, 10.4, 10.9 and 10.13.

9.14	Taxes paid

9.14.1	Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower or its business.

9.14.2	Each Ship Owning Borrower has paid all taxes applicable to, or imposed on or in relation to the Ship owned by it.

9.15	ISM Code and ISPS Code compliance

All requirements of the ISM Code and ISPS Code as they relate to the Ship Owning Borrowers, the Approved Manager and each Ship have been complied with.

9.16	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents or any of the transactions contemplated by the Finance Documents.

9.17	Own account

In relation to the borrowing by each Borrower, the performance and discharge of its respective obligations and liabilities under the Finance Documents to which it is a party and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

9.18	Pari passu ranking

The payment obligations of each Borrower under the Finance Documents rank at least pari passu with all other present and future claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.19	No sovereign immunity

Each Borrower is subject to private commercial law with respect to its obligations under the Finance Documents and neither the Borrowers nor any of their assets are entitled to any right of sovereign immunity and the entry into and performance of such Finance Documents by each of the Borrowers constitutes private and commercial acts.

9.20	Barge

In the good faith opinion of the Guarantor and the Borrowers, Straits Offshore Ltd., which has contracted to purchase the Barge, is presently entitled to cancel its obligation to purchase the Barge without any requirement to pay any compensation.

10	General undertakings

10.1	General

Each Borrower (in respect of itself and each of the other Borrowers) and the Guarantor undertakes with the Lender to comply, and to procure compliance, with the following provisions of this Clause at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge

10.2.1
Each Ship Owning Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests.

10.2.2
Each Borrower shall not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower's rights against the Swap Bank under a Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by a Swap Bank under a Master Agreement).

10.2.3	The Guarantor shall not create or permit to arise any Security Interest (except for Permitted Security Interests) over its shares in OBO Holdings Ltd.

10.2.4	OBO Holdings shall not create or permit to arise any Security Interest (except for Permitted Security Interests) over (i) any of its shares in the Ship Owning Borrowers or (ii) the Retention Account.

10.2.5	The Guarantor shall procure that STL shall not create or permit to arise any Security Interest (except for Permitted Security Interests) over its shares in Nordan.

10.2.6
The Guarantor shall procure that Straits Offshore Ltd. shall not create or permit to arise any Security Interest (except for Permitted Security Interests) over the property subject to the Safecom Assignment Agreement.

10.3	No disposal of assets

No Borrower or the Guarantor shall transfer, lease or otherwise dispose (each a Disposal) of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

it being agreed that any chartering arrangements permitted pursuant to Clause 13.12 shall not constitute a Disposal.

10.4	No other liabilities or obligations to be incurred

No Ship Owning Borrower shall incur any liability or obligation except liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship owned by it.

10.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements and other information

The Guarantor shall send or cause to be sent to the Lender:

(a)	its audited accounts and its audited consolidated accounts as soon as possible but in no event later than 180 days after the end of each applicable financial year;

(b)
as soon as possible but in no event later than 45 days after the end of each quarter in each financial year of the Guarantor, the consolidated consolidated group accounts of the Guarantor and the unaudited accounts of Boss Tankers Ltd. each certified as to their correctness by the chief financial officer of Boss Tankers Ltd.; and

(c)
as soon as possible but in no event later than one month before the beginning of each applicable financial year of Boss Tankers Ltd., a budget in a format approved by Lender which shows all anticipated income and expenditures of each of the Ship Owning Borrowers during the next financial year in respect of the Ship owned by it.

10.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 10.6 shall:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles;

(b)	give a true and fair view of the state of affairs of the relevant Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Borrower.

10.8	Shareholder and creditor notices

Each Borrower shall send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower's shareholders or creditors or any class of them.

10.9	Consents

Each Borrower shall maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

(c)	for that Borrower (to the extent it is a Ship Owning Borrower) to continue to own and operate the Ship owned by it;

and that Borrower shall comply with the terms of all of those consents.

10.10	Maintenance of Security Interests

Each Borrower shall:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11	Notification of litigation

10.11.1
Each Borrower shall provide the Lender with details of any legal or administrative action involving that Borrower, any Security Party or the Approved Manager as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.11.2
Each Ship Owning Borrower shall provide the Lender with details of any legal or administrative action involving the Ship owned by it , the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	No amendment to Master Agreements

No Borrower shall agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions.

10.13	Confirmation of no default

10.13.1
The chief financial officer of the Guarantor shall, on a three-monthly basis commencing 31 March 2010, serve on the Lender a Compliance Certificate, which is signed by the chief financial officer of the Guarantor and which, as the case may be:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given; or

(c)	includes such other confirmations and supporting evidence that may be reasonably requested by the Lender.

10.13.2	Each Borrower shall, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which, as the case may be:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.14	Notification of default

Each Borrower shall notify the Lender as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and shall keep the Lender fully up-to-date with all developments.

10.15	Provision of further information

10.15.1
Each Borrower shall, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information reasonably relating to any matter relevant to, or to any provision of, a Finance Document which may be requested by the Lender at any time.

10.15.2
Each Ship Owning Borrower shall, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating to that Ship Owning Borrower, the Ship owned by it, the Earnings or the Insurances.

10.16	Due diligence

Promptly upon the Lender's request, each Borrower will supply, or procure the provision of documentation or evidence as is reasonably requested by the Lender in order for the Lender to carry out and be satisfied with the results of all necessary "know your customer" internal requirements and to the identity of any parties to the Finance Documents.

10.17	Further Information

The Borrowers shall provide to the Lender promptly after the date of this Agreement and in any event not later than 28 February 2010, confirmation in respect of cash flow projections to the satisfaction of the Lender, including the full amount of the Advance and of the deferred reductions in accordance with paragraph (a)(i) and (ii) of clause 6.2 of the Nordea Facility (Repayment of Loans), evidencing sufficient cash flow of the Borrowers and the Guarantor up until (and including) the Final Repayment Date.

10.18	New equity undertaking

10.18.1
The Guarantor shall raise a minimum of $7,000,000, of which minimum $5,000,000 shall be raised by 31 May 2010 and the balance amount up to $7,000,000 by 30 September 2010 to improve its liquidity by any combination of one or more of the following:

(a)	new equity (or other capital acceptable to the Lender); and

(b)
sale of one or more of the Guarantor's assets, to generate sufficient free cash ensuring that their budgeted expenses (including, but not limited to, principal and interest payments towards its lenders) are covered until 31 December 2011.

10.18.2
Subject to the full reduction of the deferred scheduled reductions in clause 6.2(a)(i) and (ii) of the Nordea Facility (Repayment of Loans), any capital raised in accordance with this Clause 10.18 shall not be included when calculating the Excess Cash to be mandatorily prepaid in accordance with Clause 7.2 (Mandatory reduction – Excess Cash).

10.19	Information on Trade Debt

10.19.1
The Borrowers and the Guarantor shall provide the Lender with evidence on a monthly basis no later than five (5) Business Days (or such longer period as may be agreed by the Lender) after the end of each calendar month, of the status of repayment of the Guarantor's trade debt (on a consolidated basis), starting on 7 January 2010 (for December 2009).

10.19.2
The Borrowers shall procure that such repayment of trade debt shall be in accordance with the payment schedule outlined in the report prepared by Mr. James Christodoulou and published on Intralinks on 25 November 2009 (the Payment Report) and so that the third party trade debt as set out in the Payment Report shall be repaid on 30 September 2010 at the latest, bringing the total acceptable third party debt to a maximum of $3,500,000 and not above a maximum of $3,500,000 at any point thereafter.

10.19.3	The Guarantor's total third party outstanding trade debt (on a consolidated basis), shall at all times following 30 September 2010 be a maximum of $3,500,000.

10.19.4
If the amount of Cash and Cash Equivalents of the Guarantor at the end of any month until 30 September 2010 exceeds $5,000,000, such excess amount (above $5,000,000) shall be used to repay the Guarantor's trade debt (on a consolidated basis) until the total third party debt is a maximum of $3,500,000. Any such repayment of trade debt as set out in this Clause 10.19.4 shall accelerate the repayment schedule as set out in the Payment Report by a corresponding amount.

10.19.5
The Lender shall, at the cost of the Borrowers, appoint an adviser (which shall be the same advisor as appointed by the Agent under the Nordea Facility) to provide the Lender with confirmations with regard to:

(a)	the Guarantor's trade debt balance (on a consolidated basis);

(b)	the compliance with the provisions set out in Clauses 10.19.1, 10.19.2 and 10.19.3 above;

(c)	the Guarantor's commitments and Financial Indebtedness as set out in Clause 11.3.4; and

(d)	such other information as the Lender may require from time to time,

on a monthly basis.

10.20	Restriction on prepayments of the Nordea Facility

The Borrowers and the Guarantor shall procure that no prepayments or repayments under the Nordea Facility are made other than:

(a)
payments of Excess Cash as provided for in Clause 6.3 of the Nordea Facility (Mandatory prepayment – Excess Cash) made concurrently with a prepayment of the Advance in accordance with Clause 7.2 of this Agreement;

(b)	any prepayments required by Clause 7.1 of the Nordea Facilty; and

(c)
any other prepayment of the Nordea Facility made concurrently with a prepayment of the Advance bearing the same proportion to the Advance as the prepayment of the Nordea Facility bears to the outstanding balance under the Nordea Facility.

10.21	Information relating to chartering and financing of the Barge

10.21.1
Subject to Clause 10.21.3, the Guarantor shall and the Borrowers shall procure that Straits Offshore Ltd. shall provide evidence satisfactory to the Lender of a satisfactory charter agreement and long term financing of the Barge, at the earlier of 30 September 2010 and (b) one (1) month prior to the delivery date of the Barge to Straits Offshore Ltd.

10.21.2
Subject to Clause 10.21.3, the Guarantor and the Borrowers shall procure that the other companies in the Group (including the Guarantor (on a consolidated basis)) shall not incur any further costs, expenses or capital expenses related to the Barge in the period commencing on the date of this Agreement and ending on 30 June 2010, or, if later, the date of compliance with the provisions of Clause 10.18 (New equity undertaking).

10.21.3
The obligations of the Borrower under this Clause 10.21 and any of obligations set out in this Agreement in respect of the Safecom Assignment Agreement and the Safecom Co-ordination Agreement shall cease to apply if the Borrowers deliver to the Lender evidence satisfactory to the Lender establishing that Straits Offshore Ltd. has cancelled its obligation to acquire the Barge and that no member of the Group has incurred any additional liability in respect of the obligation to acquire the Barge or its cancellation.

10.22	Payments into retention account

10.22.1	The Borrowers and the Guarantor shall procure that the provisions of clause 6.4 of the Nordea Facility are complied with within the time periods set out therein.

10.22.2	OBO Holdings shall maintain the Retention Account with the Agent which shall be blocked and pledged on a second priority basis in favour of the Lender under the Retention Account Charge Agreement.

10.22.3
The Borrowers shall procure that on the last day of each calendar month an amount equal to 1/3 of the amount of interest falling due for payment under Clause 4 on the next following Repayment Date is transferred from the Earnings Accounts to the Retention Account.

10.22.4
After any application required under clause 6.4 of the Nordea Facility, the accumulated amount in the Retention Account shall automatically be applied against the next following payment of interest due under Clause 4 on the relevant Repayment Date.

10.22.5	Each of the Borrowers hereby irrevocably authorises the Lender to instruct the Agent to make any transfer required under this Clause 10.22.

10.23	Cashflow Forecasts and Cashflow Reports

10.23.1
Not later than 15 Business Days after the date of this Agreement, the Guarantor shall provide the Lender with a cashflow forecast (with assumptions as agreed with the Lender and in a form approved by the Lender) showing the unaudited consolidated cashflow forecast for the Group with respect to the period from 1 January 2010 to 31 December 2017.

10.23.2
Not later than 30 days after the end of each calendar month, the Guarantor shall provide the Lender with unaudited consolidated monthly management accounts and financial statements for the Group with respect to the previous calendar month.

10.24	Guarantor's consent and confirmation

The Guarantor hereby:

(a)	consents to the Existing Borrowers entering into this Agreements and the other Finance Documents;

(b)	consents to this Agreement replacing and superseding the Existing Loan Agreement and consents to the Borrowers executing the Second Deed of Accession amending the Existing Master Agreement;

(c)
confirms and undertakes to the Lender that the Guarantee shall continue to be in full force and effect and shall be extended so as to secure the full payment and discharge of all of the Secured Liabilities;

(d)
confirms and undertakes to the Lender that its obligations under the Guarantee shall not be prejudiced, restricted or diminished by reason of the execution of this Agreement or the Second Deed of Accession by the Existing Borrowers;

(e)	agrees that the Guarantee shall be amended so that the expression "Finance Documents" when used in the Guarantee shall have the meaning given to that expression in this Agreement.

11	Corporate undertakings

11.1	General

Each Borrower (on behalf of itself and the other Borrowers) also undertakes with the Lender to comply with the following provisions of this Clause at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status

Each Borrower shall maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands (in the case of OBO Holdings, the Existing Borrowers and the Ship Owning Borrowers) or Liberia (in the case of the Guarantor and Isabelle).

11.3	Negative undertakings

11.3.1	No Ship Owning Borrower shall carry on any business other than the ownership, chartering and operation of the Ship owned by it.

11.3.2	Boss Tankers Ltd shall not, without the consent of the Lender, carry on any business other than the ownership of the shares in the Existing Borrowers.

11.3.3	OBO Holdings shall not, without the consent of the Lender, carry on any business other than the ownership of the shares in Ship Owning Borrowers and ownership of the Retention Account.

11.3.4
With effect from the date of the Agreement and subject to Clause 11.3.2, each of the Existing Borrowers shall not carry on any business other than receiving debts outstanding or monies due to it and ancillary to the business of operating the vessel previously operated by it and shall not shall incur any liability or obligation except liabilities or obligations pursuant to this Agreement or any Finance Document.

11.3.5	None of the Borrowers shall enter into any new Financial Indebtedness or assume or grant any guarantee liabilities, other than current liabilities related to the day to day operation of the Vessels.

11.3.6	No Borrower shall:

(a)	alter its financial year;

(b)	subject to Clause 11.3.7, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital or repay any loans to its shareholders; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents and Permitted Accounts;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Designated Transactions; or

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11.3.7	Each Borrower shall be entitled to pay a dividend to its shareholders if:

(a)	at the relevant time, no Potential Event of Default or Event of Default is continuing; and

(b)	no Potential Event of Default or Event of Default would occur as a result of such payment.

12	Insurance

12.1	General

Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances

Each Ship Owning Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

12.3	Terms of obligatory insurances

12.3.1	Subject to Clause 12.3.2, each Ship Owning Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis of at least the market value of the Ship owned by it;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.3.2
The Ship Owning Borrowers shall ensure that in the case of fire and usual marine risks and war risks insurance relating to all Ships, the aggregate insured value is at all times at least 120% of the aggregate of (i) the Advance, (ii) the Swap Exposure and (iii) the outstanding amount under the Nordea Facility, in each case as at the commencement of each policy year.

12.4	Further protections for the Lender

In addition to the terms set out in Clause 12.3, each Ship Owning Borrower shall procure that the obligatory insurances shall:

(a)
whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(e)	provide that the Lender may make proof of loss if any of the Ship Owning Borrowers fail to do so.

12.5	Renewal of obligatory insurances

Each Ship Owning Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in paragraph (i);

(b)
at least 10 days before the expiry of any obligatory insurance (or such later date as will be agreed by the Lender where the Borrower demonstrates to the Lender's satisfaction that meaningful negotiations with brokers or insurers continue within the 10 day period and that there is no likelihood the obligatory insurance in respect of an applicable Ship will not be obtained before the expiration of such period) effected by it, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking

Each Ship Owning Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the loss payable clause referred to in paragraph (a);

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Ship Owning Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Ship Owning Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship immediately upon being so requested by the Lender.

12.7	Copies of certificates of entry

Each Ship Owning Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

12.8	Deposit of original policies

Each Ship Owning Borrower shall use its best endeavours to ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums

Each Ship Owning Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

12.10	Guarantees

Each Ship Owning Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Compliance with terms of insurances

No Ship Owning Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
each Ship Owning Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)
no Ship Owning Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
each Ship Owning Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
no Ship Owning Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12	Alteration to terms of insurances

No Ship Owning Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.13	Settlement of claims

No Ship Owning Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.14	Provision of copies of communications

Each Ship Owning Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Ship Owning Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Ship Owning Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15	Provision of information

In addition, each Ship Owning Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrowers shall, immediately upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

12.16	Mortgagee's interest, additional perils

The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance in respect of any Ship and a mortgagee's interest marine insurance for an amount up to 120 per cent. of the aggregate of each Advance and a proportionate share of the Swap Exposure, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13	Ship covenants

13.1	General

Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause at all times during the Security Period except as the Lender may otherwise permit.

13.2	Ship's name and registration

Each Ship Owning Borrower shall:

(a)	keep the Ship owned by it registered in its name as a Bahamas ship at the port of Nassau;

(b)	not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and

(c)	not change the name or port of registry of the Ship owned by it.

13.3	Repair and classification

13.3.1	The Borrowers shall ensure that no Ship Owning Borrower shall change the classification society of any of the Ships.

13.3.2	Each Ship Owning Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class notation available for ships of a similar type and specification free of recommendations and conditions save to the extent agreed by the Lender in writing; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in Bahamas or to vessels trading to any jurisdiction to which the Ship owned by it may trade from time to time including but not limited to the ISM Code and the ISPS Code.

13.4	Modification

No Ship Owning Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of any Ship or materially reduce its value.

13.5	Removal of parts

No Ship Owning Borrower shall remove any material part of any Ship, or any material item of equipment installed on any Ship, unless the part or item so removed is immediately replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the relevant Ship the property of the relevant Ship Owning Borrower and subject to the security constituted by the relevant Mortgage and the Deed of Covenant provided that a Ship Owning Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

13.6	Surveys

Each Ship Owning Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

13.7	Inspection

Each Ship Owning Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The Lender shall be permitted to arrange no more than one inspection per Ship in each calendar year (unless an Event of Default or Potential Event of Default has occurred and is continuing).

13.8	Prevention of and release from arrest

Each Ship Owning Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances;

and, immediately upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Ship Owning Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.9	Compliance with laws etc.

Each Ship Owning Borrower shall:

(a)
comply, or procure compliance with the ISM Code, ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Ship Owning Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risk insurers, unless that Ship Owning Borrower has (at its expense) effected any special, additional or modified insurance cover as may be normally required by insurers in such circumstances to maintain cover.

13.10	Provision of information

Each Ship Owning Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	its compliance, the Approved Manager's compliance or the compliance of the Ship owned by it with the ISM Code and the ISPS Code;

and, upon the Lender's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and of the Ship's Document of Compliance.

13.11	Notification of certain events

Each Ship Owning Borrower shall immediately notify the Lender by fax, confirmed immediately afterwards by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Ship Owning Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Ship Owning Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that Ship Owning Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Ship Owning Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

13.12	Restrictions on chartering, appointment of managers etc.; undertaking to replace or extend charterparties

13.12.1	Without the prior written approval of the Lender, no Ship Owning Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on bareboat charter for any period;

(b)
enter into any agreement related to the chartering and operation of that Ship, including any  time or consecutive voyage charter, for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment; or

(f)	de-activate or lay up that Ship.

13.12.2
The Borrowers shall within 31 December 2010 or by 31 January 2011 at the latest facilitate new charterparties for the Ships or extension of the existing Charterparties (which expire during 2011) by nine (9) months on average, in any event at average rates for all Ships sufficient to cover the Borrowers’ budgeted expenses (including, but not limited to, principal and interest payments to their lenders) until 31 December 2011.

13.13	Notice of Mortgage

Each Ship Owning Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Ship Owning Borrower to the Lender.

13.14	Sharing of Earnings

No Ship Owning Borrower shall enter into any agreement or arrangement for the sharing of any Earnings. For the avoidance of doubt, this shall not preclude any Ship Owning Borrower from entering into commercial pooling arrangements in relation to a Ship in the ordinary course of its business.

14	Financial covenants

14.1	Definitions

 For the purposes of the financial covenants set out herein, the following definitions shall apply:

 Cash and Cash Equivalents means, in respect of the Group, and at any time:

(a)	cash in hand or on deposits with any acceptable bank available for cash management purposes;

(b)	investment grade certificates of deposit or investment grade marketable debt securities, maturing within one (1) year after the relevant date of calculation; or

(c)
any other instrument, security or investment approved by the Lender, in each case, to which any member of the Group beneficially entitled at that time and which is capable of being applied against the Total Debt,

Equity means Total Assets less Total Debt;

Equity Ratio means Equity divided by Total Assets;

 Quarter Date means each 31 March, 30 June, 30 September and 31 December.

 Total Assets means, on a consolidated basis, the aggregate book value of all of the assets of the Guarantor (on a consolidated basis), however excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirements in Clause 14.2.4 (Cash and Cash Equivalents).

 Total Debt means, on a consolidated basis, the aggregate book value of all provisions, other long term liabilities and current liabilities of the Borrowers and the Guarantor (on a consolidated basis) however reduced by Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirements in Clause 14.2.4 (Cash and Cash Equivalents).

 Value Adjusted Equity means Value Adjusted Total Assets less Total Debt.

 Value Adjusted Total Assets means, on a consolidated basis, the total market value of all of the assets of the Guarantor (on a consolidated basis), however excluding Cash and Cash Equivalents in excess of the minimum Cash and Cash Equivalents requirements in Clause 14.2.4 (Cash and Cash Equivalents).

14.2	Financial covenants

14.2.1	Minimum Value Adjusted Equity

 The Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a minimum Value Adjusted Equity of $30,000,000.

14.2.2	Positive working capital

 The Guarantor (on a consolidated basis) shall at all times following the delivery of the Compliance Certificate for the period ending on 30 June 2010, ensure that its current assets exceed its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.

14.2.3	Minimum value

 The Borrowers shall ensure that the Market Value of the Ships be at least the higher of:

(a)	one hundred and thirty-five per cent (135%) of the amount outstanding under the Nordea Facility at any time; and

(b)	one hundred and twenty per cent (120%) of the aggregate of (i) the amount outstanding under the Nordea Facility and (ii) the Advance;

14.2.4	Cash and Cash Equivalents

 The Guarantor (on a consolidated basis) shall at all times in the period from the Effective Date and ending on the earlier of (i) 30 September 2010 and (ii) the delivery of the Barge to Straits Offshore Ltd., ensure that it has Cash and Cash Equivalents equal to or greater than $4,000,000 and at all times thereafter ensure that the Guarantor (on a consolidated basis) has Cash and Cash Equivalents equal to or greater than $6,000,000.

14.2.5	Minimum Equity Ratio

 The Guarantor (on a consolidated basis) shall at all times during the Security Period maintain an Equity Ratio of minimum twenty-five per cent (25.00%).

15	Security cover

15.1	Minimum required security cover

Clause 15.2 applies if the Lender notifies the Borrowers that:

(a)	the aggregate of the Market Values of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause;

is below, either:

(i)	one hundred and thirty-five per cent (135%) of the amount outstanding under the Nordea Facility at any time; and

(ii)	one hundred and twenty per cent (120%) of the aggregate of (i) the amount outstanding under the Nordea Facility and (ii) the Advance.

15.2	Provision of additional security; prepayment

If the Lender serves a notice on the Borrowers under Clause 15.1, the Borrowers shall, within 1 month after the date on which the Lender's notice is served, either:

(a)
provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	pay to the Lender such amount so as to ensure once such sum has been applied in accordance with Clause 15.1, such shortfall will have been eliminated.

15.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be determined in accordance with its Market Value.

15.4	Valuations binding

Any valuation under Clause 2 (b), 15.2 or 15.3 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

15.5	Provision of information

The Borrowers shall promptly provide the Lender and any shipbroker or expert with any information which the Lender or the shipbroker or expert may request for the purposes of determining the Market Values.  If the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

15.6	Payment of valuation expenses

Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause. Provided no Event of Default or Potential Event of Default has occurred and is continuing, the Borrower shall only be required to pay such fees and expenses for one valuation per Ship in each calendar year.

16	Payments and calculations

16.1	Currency and method of payments

All payments to be made by any Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to such account as the Lender may from time to time notify to the Borrowers.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Lender accounts

The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.5	Accounts prima facie evidence

If the account maintained under Clause 16.4 shows an amount to be owing by a Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16.6	Source of funds

16.6.1
The Lender may at any time require evidence satisfactory to the Lender that any payment under this Agreement is legally compliant and until such evidence has been provided to the Lender, the Lender shall not be obliged to accept any such payment but shall be entitled to place such payment into a suspense account and such payment shall not be an effective discharge of the liabilities of the Borrowers under this Agreement.

16.6.2
For the purposes of this Clause legally compliant means that the payment of any funds under this Agreement and their source (whether direct or indirect) and their receipt and handling is or will be in the opinion of the Lender in all respects in accordance with any European Community legislation (including any regulation or directive), the common law, United Kingdom legislation (including subordinate legislation and any order or regulations made under such legislation), any law or order of any court or administrative tribunal which is in force in the United Kingdom, all laws of any relevant jurisdiction and all regulatory requirements, and the receipt of such funds by the Lender will not or is not reasonably likely in the opinion of the Lender to impose on the Lender any obligation to make a report to any authority or to repay such funds.

17	Application of receipts

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document after service of notice on the Borrowers under Clause 19.2(a) or (b) shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Lender or the Swap Bank under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender or the Swap Bank under the Finance Documents and any net amount which the Borrowers shall have become liable to pay or deliver under section 2(e) (obligations) of any Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of distribution under this Clause; and

(iii)
thirdly, in or towards satisfaction pro rata of the Advance and of the Swap Exposure calculated as at the actual Early Termination Date applying to each particular Designated Transaction or, if no such Early Termination Date has occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder;

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower and the Security Parties, states in its opinion (acting reasonably and with due regard to the facts existing at such time) will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraph (a); and

(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Lender may, by notice to the Borrowers and the Security Parties, provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Lender may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause and any notice which the Lender gives under Clause 17.2 shall override any right of appropriation possessed, and any purported appropriation made, by any Borrower or any Security Party.

18	Application of Earnings

18.1	Payment of Earnings

Each Ship Owning Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the Assignment Agreement) all the Earnings of the Ship owned by it are paid into the Earnings Account for that Ship all payments by the Swap Bank to a Borrower under each Designated Transaction are paid into the Earnings Account held in the name of that Borrower.

18.2	Location of accounts

Boss Tankers shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Boss Tankers Account ; and

(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Boss Tankers Account .

18.3	Debits for expenses etc.

The Lender shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 20 or 21 or payment of which it has become entitled to demand under Clause 20 or 21.

19	Events of Default

19.1	Events of Default

An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 0, 10.3, 11.2, 11.3, 12, 14, or 15.1; or

(c)
any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy that default; or

(d)
(subject to any applicable grace period specified in any Finance Document) any breach by any of the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c)); or

(e)
any representation, warranty or statement made by, or by an officer of, a Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of any Borrower or the Guarantor:

(i)	any Financial Indebtedness of any Borrower or the Guarantor is not paid when due or, if so payable, on demand; or

(ii)
any Financial Indebtedness of any Borrower or the Guarantor becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default or an Event of Default (as defined in the Nordea Facility) occurs; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of any Borrower or the Guarantor is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of any Borrower or the Guarantor ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of any Borrower or the Guarantor becomes enforceable; or

(g)	any of the following occurs in relation to any Borrower or the Guarantor:

(i)	any Borrower or the Guarantor suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

(ii)	any Borrower or the Guarantor begins negotiations with any creditor with a view to the readjustment or rescheduling of any of its Financial Indebtedness; or

(iii)	any Borrower or the Guarantor proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors; or

(iv)
any assets of any Borrower or the Guarantor are subject to any form of execution, attachment, arrest, sequestration, distress in respect of a sum of, or sums aggregating, $250,000 or more or the equivalent in another currency (other than a ship arrest or attachment arising in the usual course of business and which is, in the reasonable opinion of the Lender, adequately secured); or

(h)
any person takes any action or any legal procedure is commenced or other steps are taken (including the making of an application, the presentation of a petition or the filing or service of a notice) with a view to:

(i)	any Borrower or the Guarantor being adjudicated or found insolvent; or

(ii)	the winding-up or dissolution of any Borrower or the Guarantor other than in connection with a solvent reconstruction, the terms of which have been previously approved in writing by the Lender ;or

(iii)	any Borrower or the Guarantor obtaining a moratorium or other protection from its creditors; or

(iv)	the appointment of a trustee, receiver, administrative receiver, administrator or similar officer in respect of any Borrower or the Guarantor or any of its assets; or

(i)	any adjudication, order or appointment is made under or in relation to any of the proceedings referred to in paragraph (h); or

(j)
any event occurs or proceeding is taken with respect to any Borrower or the Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraph (g) or (i); or

(k)	any Borrower or the Guarantor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(l)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender or the Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(m)
any consent necessary to enable any Ship Owning Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(n)
it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Borrowers or the Guarantor or in the ultimate control of the voting rights attaching to any of those shares; or

(o)
any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)	any of the Ships is arrested or otherwise detained and is not released from such detention within a period of 14 days; or

(r)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(s)	a Master Agreement is terminated, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the prior written consent of the Lender;

(t)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Borrower or the Guarantor; or

(ii)	any accident or other event (including an Environmental Incident) involving any Ship or another vessel owned, chartered or operated by any Borrower or the Guarantor;

in the light of which the Lender considers that there is a significant risk that the Security Parties are, or will later become, unable to discharge their liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are terminated; and/or

(b)
serve on the Borrowers a notice stating that the Advance, together with all accrued interest and all other amounts accrued or owing under this Agreement, is immediately due and payable or is due and payable on demand; and/or

(c)
take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender or the Swap Bank is entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitment

On the service of a notice under Clause 19.2(a) the Commitment, and all other obligations of the Lender to the Borrowers under this Agreement, shall terminate.

19.4	Acceleration of the Advances

On the service of a notice under Clause 19.2(b), the Advance, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Lender may serve notices under Clauses 19.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Exclusion of Lender/Swap Bank liability

Neither the Lender nor the Swap Bank nor any receiver or manager appointed by the Lender shall have any liability to a Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset.

19.7	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease.

20	Fees and expenses

20.1	Arrangement fee

The Borrowers shall pay to the Lender on or before the date of this Agreement, an arrangement fee of $75,000.

20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Lender, on the Lender's demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender or the Swap Bank under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Lender or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Certification of amounts

A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	Indemnities

21.1	Indemnities regarding borrowing and repayment of the Advance

The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Advance not being borrowed on the date specified in a Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Advance or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Advance under Clause 19.

21.2	Breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Advances and/or any overdue amount (or an aggregate amount which includes the Advances or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, ISPS Code or any Environmental Law.

21.4	Currency indemnity

If any sum due from any Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the Contractual Currency) into another currency (the Payment Currency) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the available rate of exchange means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreements

For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with a Master Agreement as to which sums the provisions of section 8 (contractual currency) of that Master Agreement shall apply.

21.6	Certification of amounts

A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	No set-off or Tax Deduction; value added tax

22.1	Definitions

In this Clause:

Tax Credit means a credit against, relief from, or remission or repayment of any tax.

Tax Deduction means a deduction or withholding for or on account of tax from a payment under a Finance Document.

Tax Payment means either an increase in a payment made by a Borrower to the Lender under Clause 22.3 or a payment under Clause 22.4.

VAT means value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or any official body or agency of the European Community, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the foregoing.

22.2	No set-off and counterclaim

All payments by the Borrowers under this Agreement shall be made without set-off or counterclaim.

22.3	Tax gross-up

22.3.1	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

22.3.2
If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment in respect of which the Tax Deduction is required to be made shall be increased to the amount which (after the Tax Deduction) will leave an amount equal to the payment which would have been due if no Tax Deduction had been required.

22.3.3
If a Borrower is required to make a Tax Deduction, that Borrower shall make the Tax Deduction, and any payment required in connection with the Tax Deduction within the time allowed and in the minimum amount required by law.

22.3.4
Within 30 days of making a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower making the Tax Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction or payment has been made.

22.4	Tax indemnity

22.4.1
If the Lender is or will be subject to any liability or required to make any payment for or on account of tax in relation to any sum received or receivable (or any sum deemed for tax purposes to be received or receivable) under any Finance Document, the Borrowers shall (within 3 Business Days of demand) pay to the Lender the amount determined by the Lender in its absolute discretion to be equal to the loss, liability or cost which it will or has (directly or indirectly) suffered for or on account of tax by the Lender as a result of that liability or payment.

22.4.2	Sub-clause 22.4.1 shall not apply:

(a)	in relation to any tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender's lending office is located, in respect of amounts received or receivable in that jurisdiction;

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent that the liability or requirement is compensated for by an increased payment under Clause 22.3.

22.5	Tax Credit

If a Borrower makes a Tax Payment and the Lender determines in its absolute discretion that it has obtained, utilised and retained a Tax Credit which is attributable to either:

(a)	an increased payment of which that Tax Payment forms part; or

(b)	that Tax Payment;

the Lender shall pay to that Borrower the amount determined by the Lender in its absolute discretion to be the amount which will leave the Lender (after the payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by that Borrower.

22.6	Stamp taxes

The Borrowers shall, within 3 Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to any stamp duty, registration tax or other similar tax which is payable in respect of any of the Finance Documents.

22.7	Value added tax

22.7.1
All consideration which is expressed to be payable under any of the Finance Documents by the Borrowers to the Lender is exclusive of any VAT.  If VAT is chargeable on any supply made by the Lender in connection with any of the Finance Documents, the Borrowers shall pay to the Lender (in addition to and at the same time as paying the consideration for the supply) an amount equal to the amount of the VAT.

22.7.2
Where a Borrower is required by any of the Finance Documents to reimburse the Lender in respect of any cost or expense, that Borrower shall at the same time indemnify the Lender against any VAT incurred by the Lender in respect of the cost or expense to the extent that the Lender reasonably determines that it is not entitled to any credit or repayment in respect of that VAT.

23	Illegality, etc.

23.1	Illegality

This Clause applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification and effect of illegality

On the Lender notifying the Borrowers under Clause 23.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Advances in full in accordance with Clause 7.

23.3	Mitigation

If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Lender under Clause 23.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	Increased costs

24.1	Definitions

In this Clause the following definitions apply.

Change means, in relation to the Lender (or any parent company of the Lender), the introduction, implementation, repeal, withdrawal or change in, or in the interpretation or application of:

(a)	any law, regulation, practice or concession; or

(b)
any directive, requirement, request or guidance (whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of financial institutions of which the Lender (or that company) forms part and compliance with which is in accordance with the general practice of those financial institutions) of the European Community, any central bank including the European Central Bank, the Financial Services Authority, or any other fiscal, monetary, regulatory or other authority.

Increased Cost means any cost to, or reduction in the amount payable to, or reduction in the return on capital or regulatory capital achieved by, the Lender (or any parent company of the Lender) to the extent that it arises, directly or indirectly, as a result of the Change and is attributable to the loan facility made available to the Borrowers under this Agreement or any Advance or the funding of any Advance including:

(a)	any Tax Liability (other than Tax on Overall Net Income) incurred by the Lender;

(b)	any changes in the basis or timing of taxation of the Lender in relation to the loan facility made available to the Borrowers under this Agreement or any Advance or to the funding of any Advance;

(c)
the cost to the Lender (or any parent company of the Lender) of complying with, or the reduction in the amount payable to or reduction in the return on capital or regulatory capital achieved by the Lender (or any parent company of the Lender) as a result of complying with, any capital adequacy or similar requirements howsoever arising, including as a result of an increase in the amount of capital to be allocated to the loan facility made available to the Borrowers under this Agreement or of a change to the weighting of the commitment under it or any Advance;

(d)	the cost to the Lender of complying with any reserve, cash ratio, special deposit or liquidity requirements (or any other similar requirements); and

(e)	the amount of any fees payable by the Lender to any supervisory or regulatory authority.

Tax Liability means, in respect of any person:

(a)	any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(b)	the loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(c)
the setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(d)	the loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person.

For the purposes of this definition of Tax Liability, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off, and if so, the date on which that loss or set-off took place, shall be conclusively determined by the relevant person.

Tax on Overall Net Income means, in relation to the Lender, tax (other than tax deducted or withheld from any payment) imposed on the net profits of the Lender by the jurisdiction in which its lending office or its head office is situated.

24.2	Increased Costs

24.2.1
If, after the date of this Agreement, a Change occurs which causes an Increased Cost to the Lender (or any parent company of the Lender) then the Borrowers shall pay (as additional interest) to the Lender within 5 Business Days of demand all amounts which the Lender (or any parent company of the Lender) certifies to be necessary to compensate the Lender for the Increased Cost.

24.2.2	Any demand made under this Clause shall set out in reasonable detail so far as is practicable the basis of computation of the Increased Cost.

24.2.3
The Borrowers shall not be obliged to make a payment in respect of an Increased Cost under this Clause if and to the extent that the Increased Cost has been compensated for by the payment of the Mandatory Cost or the operation of Clause 22.3.

24.3	Optional prepayment

If the Borrowers are required to pay any amount to the Lender under this Clause, then, without prejudice to that obligation and so long as the circumstances giving rise to the relevant Increased Cost are continuing and subject to the Borrowers giving the Lender not less than 14 days' prior notice (which shall be irrevocable), the Borrowers may prepay all, but not part, of the Advances at the end of an Interest Period together with accrued interest on the amount prepaid.  Any such prepayment shall be subject to Clause 7.

25	Set-off

25.1	Set-off of matured or contingent liabilities

25.1.1	In consideration of the Lender making or continuing to make banking facilities available to the Borrowers, each of the Borrowers hereby authorises the Lender (without prior notice) to apply:

(a)
any credit balance (whether or not then due) in any currency which is at any time held by the Lender at any office of the Lender in any country for the account of that Borrower on any account whatsoever; and

(b)	any other amount owed by the Lender to that Borrower on any account whatsoever (whether in connection with any Finance Document or otherwise)

in or towards satisfaction of all or any of the monies, obligations and liabilities which may now or at any time in the future be due owing or incurred by that Borrower to the Lender whether actual or contingent and whether alone severally or jointly as principal, guarantor, surety or otherwise and until all contingent liabilities shall have been fully discharged and satisfied. The Lender may retain such monies under as the Lender in its absolute discretion may consider necessary to meet such obligations or liabilities.

25.1.2
If the obligations to be set-off against each other under Clause 25.1.1 are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.2	Existing rights unaffected

The Lender shall not be obliged to exercise any of its rights under Clause 25.1.1 and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

25.3	No Security Interest

This Clause gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	Transfers and changes in lending office

26.1	Transfer by Borrowers

No Borrower may, without the consent of the Lender, transfer any of its rights or obligations under any Finance Document.

26.2	Assignment by Lender

The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of any Borrower.

26.3	Rights of assignee

In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender's rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

26.4	Sub-participation; subrogation assignment

The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.5	Disclosure of information

The Lender may disclose to any Permitted Disclosee any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document.

For these purposes each of the following is a Permitted Disclosee:

(i)	any potential transferee, assignee or sub-participant of the Lender's rights and interests under the Finance Documents and their affiliates and professional advisers

(ii)	rating agencies and their professional advisers;

(iii)
any party (and the professional advisers of any party) with (or through) whom the Lender enters into (or may potentially enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to any of the Finance Documents;

(iv)
any party (and the professional advisers of any party) who invests in or other finances a transaction where the Lender has assigned or transferred all or any of its rights and interests under the Finance Documents;

(v)	any party (and the professional advisers of any party) to whom or for whose benefit the Lender charges, assigns or otherwise creates security over its rights and interest under the Finance Documents;

(vi)	the Lender's affiliates and professional advisers;

(vii)	administrative, settlement or numbering service providers, and

(viii)	persons required for legal or regulatory purposes.

26.6	Change of lending office

The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27	Variations and waivers

27.1	Variations, waivers etc. by Lender

A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clause 27.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	Notices

28.1	Method and delivery

Any notice, consent, approval, demand, authorisation, instruction, waiver or certificate or other communication (a notice) to be given under this Agreement or any other Finance Document to which a Borrower is a party shall be:

(a)	in writing in English;

(b)	signed by or on behalf of a person duly authorised to do so by the party giving the notice; and

(c)
delivered by hand, or sent by prepaid first class post (or international courier in the case of an address outside the United Kingdom) to the address set out in Clause 28.2, or sent by fax to the number set out in Clause 28.2;

and no notice by a Borrower may be withdrawn or revoked without the written consent of the Lender.

28.2	Addresses

The addresses and numbers of the parties for the purposes of Clause 28.1 are:

(a)	the Borrowers

Par La Ville Place
14 Par La Ville Road
Hamilton HM08
Bermuda
Attention:                      Mrs. Deborah Davis
Fax number:                                 441-295-6796

(b)	the Lender

The Governor and Company of the Bank of Scotland

New Uberior House
11 Earl Grey Street
Edinburgh  EH3 0BN

Attention:                      Marine Finance
Fax number:                                 +44 131 658 3220

or such other address or fax number in England as the addressee may substitute by notice, and such notice shall only be effective on:

(a)	any effective date specified in that notice; or

(b)	if no date is specified or the date specified is less than 5 Business Days after the date when notice is received, the date falling 5 Business Days after the notice has been received.

28.3	Receipt

A notice shall be deemed to have been received in the absence of earlier receipt:

(a)
if delivered by hand or sent by prepaid recorded delivery or registered post at the time of actual delivery (provided that if delivery occurs on a day which is not a Business Day or after 5.30 p.m. it shall be deemed to be delivered at 9.00 am on the next Business Day);

(b)
if sent by prepaid first class recorded delivery or registered post from and to any place within the United Kingdom, 2 Business Days after posting (provided that if the date of posting is not a Business Day, it shall be deemed to have been posted at 9.00 am on the next Business Day) and proof that any such notice was properly addressed, prepaid and posted shall be sufficient evidence that such notice has been duly served;

(c)
if sent by registered airmail, 5 Business Days after posting (provided that if the date of posting is not a Business Day, it shall be deemed to have been posted at 9.00 am on the next Business Day) and proof that any such notice was properly addressed, prepaid and posted shall be sufficient evidence that such notice has been duly served;

(d)	if sent by fax, upon receipt by the addressee of the complete text in legible form upon sending, subject to:

(i)	confirmation of uninterrupted and error-free transmission by a transmission report; and

(ii)	there having been no telephonic communication by the recipient to the sender that the fax has not been received in legible form:

(aa)	within 3 hours after sending, if sent on a Business Day and between the hours of 9.00 a.m. and 4.00 p.m.; or

(bb)	by noon on the next following Business Day if sent by 4.00 p.m. on a Business Day but before 9.00 a.m. on the next following Business Day.

28.4	Electronic communication

For the avoidance of doubt, a notice given under this Agreement shall not be validly served if sent by electronic communication.

28.5	Service Documents

The provisions of this Clause shall not apply in relation to the service of Service Documents.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29	Joint and several liability

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrower's obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5, during the Security Period, no Borrower shall:

(a)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrower's required action

If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.

30	Relationship between the Lender and the Swap Bank

Each Borrower acknowledges that:

(a)	it has or will enter into certain documents with the Swap Bank (including the Master Agreements) and may, under certain circumstances, become indebted to the Swap Bank;

(b)
pursuant to arrangements between the Lender and the Swap Bank, the Lender has agreed to hold the benefit of each of the Security Interests created pursuant to the Finance Documents (including the Security Interests created pursuant to each Mortgage) on trust for itself and the Swap Bank;

(c)
the Secured Liabilities include those obligations owed by the Borrowers to the Swap Bank pursuant to the Master Agreement and the other Finance Documents entered into between the Borrowers and the Swap Bank.

31	Supplemental

31.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

31.2	Invalidity

If at any time any provision of a Finance Document is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, that shall not in any way affect or impair:

(a)	the validity, legality or enforceability in that jurisdiction of any other provision of that Finance Document; or

(b)	the validity, legality or enforceability under the law of any other jurisdiction of that or any other provision of that Finance Document.

31.3	Counterparts

A Finance Document may be executed in any number of counterparts and by the parties on separate counterparts.  Each counterpart shall constitute an original of the relevant Finance Document, but together the counterparts shall constitute one document.

31.4	Third party rights

The parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

31.5	Entire Agreement

The parties agree that this Agreement replaces and supersedes the Existing Loan Agreement and together with the Finance Documents, sets out the entire agreement between the parties in relation to the subject matter of the Existing Loan Agreement.

32	Governing law

This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

33	Jurisdiction

33.1	Jurisdiction of the English courts

The parties irrevocably agree, for the benefit of the Lender, and subject to Clause 33.2, that the English courts shall have exclusive jurisdiction to settle any dispute, including any dispute relating to a non-contractual obligation, arising out of or in connection with this Agreement.

33.2	Proceedings in other jurisdictions

Nothing in this Clause shall limit the right of the Lender in respect of any such dispute, to take proceedings against any Borrower in any other court of competent jurisdiction.

33.3	Waiver of objections

Each Borrower irrevocably agrees to waive any objection to any court specified in this Clause, whether on the grounds of venue, or on the grounds that the forum is not appropriate. Each Borrower further irrevocably agrees that a judgment of any court specified in this Clause shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction.

34	Service of process

34.1	Address for service

The Borrowers' address for service under this Clause is Ince & Co, International House, 1 St. Katharine's Way, London E1W 1AY.  Items served at this address must be marked for the personal attention of Mr. Paul Herring.

34.2	Agreed method of service

Any Service Document may be served on a Borrower by posting it by pre-paid first class recorded delivery post to the address for service specified in this Clause, or to such other address for service within England as may be notified in accordance with Clause 28 to the Lender.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

1 BoS to provide swap confirmations

GRK/54321.31100/8688553.08 Page

Schedule 1  - Drawdown Notice

To:	Bank of Scotland plc (the Lender)

Attention: Marine Finance

Fax:           0131 658 3220

Drawdown Notice

1
We refer to the loan agreement (the Loan Agreement) dated January 2010 and made between ourselves, as Borrowers, and yourselves, as Lender, in connection with a facility of up to $3,975,230.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)
Amount:The lower of (i) the Commitment and (ii) the amount notified to us by the Lender as being the sum of all outstanding advances under the Existing Loan Agreement together with accrued interest and breakage costs as at the Effective Date (the Total Accrued Debt);

(b)	Drawdown Date: ** ; and

(c)	the first Interest Period applicable to the Advance shall be ** months commencing on the Effective Date.

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4	We acknowledge and agree that:

(a)	the Total Accrued Debt:

(i)	at the date of this notice is $** ; and

(ii)	as of the Drawdown Date will be $** ;

(b)
during the period from 19 November 2009 to the date of the notice, the interest periods applicable to the Existing Loan have been periods of less than one month as particularly specified in correspondence between the Lender and the Guarantor; and

(c)
as of the Effective Date, the interest period applicable to the Existing Loan will terminate and in accordance with Clause 21.2 of the Existing Loan Agreement we shall be liable for all breakage costs associated with such termination on that date, which costs shall form part of the Total Accrued Debt.

5	This notice cannot be revoked without the prior consent of the Lender.

[Name of Signatory]

……………………………….
Director
for and on behalf of
[                              ]

*delete as appropriate

GRK/54321.31100/8688553.08 Page

Schedule 2  - Condition precedent documents

Part A

The following are the documents referred to in Clause 8.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.

3
Copies of resolutions of the shareholders and directors of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers or attorneys (each an Authorised Officer) to give the Drawdown Notice and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

7	Documentary evidence that the agent for service of process named in Clause 34 has accepted its appointment.

8
Written confirmation from the Borrowers and the Guarantor acknowledging and agreeing to the amount of the Total Accrued Debt (as defined in the Drawdown Notice) as set out in the Effective Date Notice.

9
Such "know your customer" documentary evidence as the Lender may require in relation to the Borrower and each Security Party to be provided in accordance with the Lender's anti-money laundering regulations.

10
Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of England, Liberia, the Bahamas and the Marshall Islands and such other relevant jurisdictions as the Lender may require.

11	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

12	The Lender being satisfied that:

(d)
no litigation by any entity (private or governmental) shall be pending or threatened with respect to the transactions contemplated hereunder or any documentation executed in connection therewith, or which the Lender shall determine is reasonably likely to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, any Security Party or their subsidiaries, either individually or taken as a whole;

(e)
all necessary governmental approvals (domestic and foreign) and third party approvals and/or consents in connection with transactions contemplated by the transactions contemplated hereunder and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Lender, restrains, prevents, or imposes materially adverse conditions contemplated by the transactions contemplated hereunder or otherwise referred to herein.  Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by the transactions contemplated hereunder; and

(f)
nothing shall have occurred (and the Lender shall not have become aware of facts or conditions not previously known to it), which the Lender shall determine is reasonably likely to have a material adverse effect on the rights or remedies of the Lender, or on the ability of the Borrowers or any Security Party or their subsidiaries, either individually or taken as a whole, to perform their obligations to the Lender, or which is reasonably likely to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrowers, the Security Parties or their subsidiaries, either individually or taken as a whole.

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Part B

The following are the documents referred to in Clause 8.1(b) and apply in relation to each of the Ship Owning Borrowers and the Ship respectively owned by them:

1	A duly executed original of the:

(a)	Mortgage;

(b)	Assignment Agreement;

(c)	Deed of Covenant;

(d)	Accounts Charge,

(e)	Charterparty Assignment

(and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	the Ship is definitively and permanently registered in the name of the Ship Owning Owner under the Bahamas flag at the Port of Nassau;

(b)	the Ship is in the absolute and unencumbered ownership of the Ship Owning Borrower save as contemplated by the Finance Documents and the Senior Ship Security Documents;

(c)	the Ship maintains the following class free of all overdue recommendations and conditions of such Classification Society:

(i)	in respect of m.v. "Bonnie Smithwick" and m.v. "Roger M. Jones", class 1 A1 Bulk Carrier or Tanker for Oil ESP HC-E E0 with Det Norske Veritas;

(ii)	in respect of m.v. "Rip Hudner", class 1 A1 Bulk Carrier or Tanker for Oil ESP HC-EA E0 with Det Norske Veritas;

(iii)	in respect of m.v. "Searose G", class 1 A1 Bulk Carrier or Tanker for Oil ESP HC-EA GRAIN-U PST E0 LCS-SI IB(+) with Det Norske Veritas; and

(iv)	in respect of mv. "Sagamore", class NKK NS* (Tob) (ESP)/MNS* with Nippon Kaiji Kyokai.

(f)	the Mortgage has been duly registered against the Ship as a valid second priority ship mortgage in favour of the Lender in accordance with the laws of the Bahamas; and

(d)	the Ship is insured in accordance with the provisions and all requirements of this Agreement in respect of insurances have been complied with

3	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)
a certified copy of the Ship Management Agreement and a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the management of the Ship and subordinating the rights of the Approved Manager against the Ship Owning Borrower to the rights of the Lender under the Finance Documents; and

(b)
copies of the Approved Manager's Document of Compliance and of Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires).

4	Evidence that the relevant Borrowers have established the relevant Earnings Account and the Retention Account.

5
Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of England, the Bahamas, Liberia the Marshall Islands and such other relevant jurisdictions as the Lender may require.

6	A favourable opinion from BankServe Insurance Services Limited on such matters relating to the insurances for the Ships as the Lender may require.

7	The Lender being satisfied that:

(a)
no litigation by any entity (private or governmental) shall be pending or threatened with respect to the transactions contemplated hereunder or any documentation executed in connection therewith, or which the Lender shall determine is reasonably likely to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, any Security Party or their subsidiaries, either individually or taken as a whole;

(b)
all necessary governmental approvals (domestic and foreign) and third party approvals and/or consents in connection with transactions contemplated by the transactions contemplated hereunder and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Lender, restrains, prevents, or imposes materially adverse conditions contemplated by the transactions contemplated hereunder or otherwise referred to herein.  Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by the transactions contemplated hereunder; and

(c)
nothing shall have occurred (and the Lender shall not have become aware of facts or conditions not previously known to it), which the Lender shall determine is reasonably likely to have a material adverse effect on the rights or remedies of the Lender, or on the ability of the Borrowers or any Security Party or their subsidiaries, either individually or taken as a whole, to perform their obligations to the Lender, or which is reasonably likely to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrowers, the Security Parties or their subsidiaries, either individually or taken as a whole.

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Schedule 3  – Mandatory Cost formula

1
The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
The Mandatory Cost where the Lender is lending from a lending office in a Participating Member State will be the percentage notified by the Lender to the Borrowers.  This percentage will be certified by the Lender in its notice to the Borrowers to be its reasonable determination of the cost (expressed as a percentage of all Advances made by the Lender from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

3
The Mandatory Cost where the Lender is lending from a lending office in the United Kingdom will be calculated by the Lender as a percentage rate per annum on the first day of each Interest Period (or as soon as practicable thereafter) as follows

E x 0.01	per cent per annum
300
where "E" is designed to compensate the Lender for amounts payable under the Fees Rules and is calculated by the Lender as being the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Lender as being the average of the Fee Tariffs applicable to the Lender for that financial year) and expressed in pounds per £1,000,000.

4	For the purposes of this Schedule:

(a)
Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)
Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union; and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5
Any determination by the Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

6
The Lender may from time to time, after consultation with the Borrowers, determine and notify to the Borrowers any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

Schedule 4 – Form of Effective Date Notice

Bank of Scotland plc

New Uberior House

11 Earl Grey Street

Edinburgh EH3 9BN

To:	BHOBO One Ltd.;
BHOBO Two Ltd.;
BHOBO Three Ltd.;
RMJ OBO Shipping Ltd.;
Sagamore Shipping Ltd.;
OBO Holdings Ltd.;
Agawam Shipping Corp.;
Aquidneck Shipping Corp.;
Anawan Shipping Corp.;
Isabelle Shipholdings Corp.
Boss Tankers Ltd.
Date:                      ____ February 2010

Dear Sirs

Effective Date Notice

We refer to :

(i)
the loan agreement (the Existing Loan Agreement) dated 7 December 2007 between Agawam Shipping Corp., Aquidneck Shipping Corp., Anawan Shipping Corp., Isabelle Shipholdings Corp., Boss Tankers Ltd. (the Existing Borrowers) and Bank of Scotland plc relating to a $34,00,000 facility to finance four MR product tankers; and

(ii)
the  replacement loan agreement (the New Facility) dated ___ February 2010 between BHOBO One Ltd., BHOBO Two Ltd., BHOBO Three Ltd., RMJ OBO Shipping Ltd., Sagamore Shipping Ltd., OBO Holdings Ltd. Agawam Shipping Corp., Aquidneck Shipping Corp., Anawan Shipping Corp., Isabelle Shipholdings Corp., and Boss Tankers Ltd. (as joint and several borrowers) and Bank of Scotland plc relating to a $3,975,230 loan facility which replaces and supersedes the Existing Loan Agreement.

We write to confirm that:

(i)	** 2010 is the Effective Date for the purpose of the New Facility and accordingly the provisions of Clause 2 of the New Facility shall apply; and

(ii)           the Total Accrued Debt (as defined in the Drawdown Notice) as at today's date is $**                    .

This notice is governed by English law.  Clause 32 of the Loan Agreement (jurisdiction) applies in relation to this letter in the same way as it applies in relation to the Loan Agreement.

Yours faithfully

_______________________________

for and on behalf of Bank of Scotland plc

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Schedule 5  – Form of Compliance Certificate

COMPLIANCE CERTIFICATE

To:           Bank of Scotland plc

From:	[•]

Date:	[•] [To be delivered no later than [one hundred and twenty (120) /forty-five (45)] days after each Reporting Date]

$3,975,230 LOAN AGREEMENT DATED __ FEBRUARY 2010 (“AS AMENDED”) (THE “AGREEMENT”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

With reference to clauses 10.13 (Compliance certificate) and 14 (Financial covenants) of the Agreement, we confirm that as at [•] [insert relevant Reporting Date]:

a)           Minimum Value Adjusted Equity

The Minimum Value Adjusted Equity of the Guarantor (on a consolidated basis) was US$[•].

The Guarantor (on a consolidated basis) shall at all times during the Security Period maintain a Minimum Value Adjusted Equity of US$ 30,000,000.

The covenant set out in Clause 14.2.1 (Minimum Value Adjusted Equity) is thus [not] satisfied.

b)	Positive working capital

The working capital of the Guarantor (on a consolidated basis) was [•].

The Guarantor (on a consolidated basis) shall at all times following the delivery of the Compliance Certificate for the period ending 30 June 2010, ensure that its current assets exceeds its current liabilities (excluding the current portion of long term debt), all as determined in accordance with GAAP.

The covenant set out in Clause 14.2.2 (Positive working capital) is thus [not] satisfied.

c)           Minimum value

The Market Value of the Ships pursuant to the attached survey is [•].

 The Borrowers shall ensure that the Market Value of the Ships shall be at least the higher of:

(a)	one hundred and thirty-five per cent (135%) of the amount outstanding under the Nordea Facility at any time; and

(b)	[●] per cent ([●]%) of the aggregate of (i) the amount outstanding under the Nordea Facility and (ii) the Advance at any time;

The covenant in Clause 14.2.3 (Minimum value) is thus [not] satisfied.]

d)           Cash and Cash Equivalents

The Cash and Cash Equivalent of the Guarantor (on a consolidated basis) is [•].

The Guarantor (on a consolidated basis) shall at any time in the period from the Effective Date and ending on the earlier of (i) 30 September 2010 and (ii) the delivery of the Barge to Straits Offshore Ltd., ensure that it has Cash and Cash Equivalents equal to or greater than $4,000,000 and at all times thereafter endure that (on a consolidated basis) has Cash and Cash Equivalents equal to or greater than USD 6,000,000.

The covenant in Clause 14.2.4 (Cash and Cash Equivalents) is this [not] satisfied.

e)           Minimum Equity Ratio

The Equity Ratio of the Guarantor (on a consolidated basis) is [•]%.

The Guarantor (on a consolidated basis) shall at all times during the Security Period maintain an Equity Ratio of minimum twenty-five per cent (25%).

The covenant in Clause 14.2.5 (Minimum Equity Ratio) is thus [not] satisfied.

f)	Insurance. We confirm that each of the Ships is insured against such risks and in such amounts as set out in Appendix 1 hereto.

g)
We confirm that, as of the date hereof (i) each of the representations and warranties set out in clause 9 (Representations and warranties) of the Agreement is true and correct; and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute an Event of Default.

Yours sincerely

for and on behalf of

[•]

By: __________________________________

Name:

Title:  [authorised officer]

GRK/54321.31100/8688553.08 Page

Borrowers

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
BHOBO One Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
BHOBO Two Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
BHOBO Three Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
RMJ OBO Shipping Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Sagamore Shipping Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
OBO Holdings Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Boss Tankers Ltd.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Agawam Shipping Corp.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Aquidneck Shipping Corp.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Anawan Shipping Corp.                                                                )

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Isabelle Shipholdings Corp.                                                                           )

Guarantor

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
B+H Ocean Carriers Ltd.                                                                )

Lender

Signed by                                                                )
duly authorised for and on behalf of                                                                           )
Bank of Scotland plc                                                                )

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